Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

POWERREVIEWS, INC.,

BAZAARVOICE, INC.,

PELOTON ACQUISITION CORP.,

PELOTON ACQUISITION LLC,

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

in its capacity as Representative

and

with respect to ARTICLES X, XI and XII only,

U.S. Bank National Association,

in its capacity as Escrow Agent

Dated as of May 24, 2012

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS AND SCHEDULES

Exhibit A	—	Defined Terms
Exhibit B	—	Form of Non-Competition Agreement
Exhibit C-1	—	Form of Joinder Agreement
Exhibit C-2	—	Form of Letter of Transmittal
Exhibit D	—	Form of Underwriter Lock-Up Agreement
Exhibit E	—	Form of Parent Lock-Up Agreement
Exhibit F-1	—	Form of Certificate of Merger
Exhibit F-2	—	Form of Second Step Certificate of Merger
Exhibit G	—	Form of Exchange Agent Agreement
Exhibit H	—	Form of Company Legal Opinion
Exhibit I	—	Form of Proprietary Information Agreement
Exhibit J	—	Form of IP Assignment Agreement

Schedule 2.14(b)	—	Sample Balance Sheet
Schedule 5.7	—	Indebtedness
Schedule 7.2(d)	—	Contract Consents
Schedule 7.2(e)	—	Contract Terminations, Modifications and Amendments
Schedule 7.2(s)	—	Consultants Requiring IP Assignment Agreements
Schedule 10.2	—	Indemnification Matters

*	The schedules and exhibits to this agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 24, 2012, is made by and among PowerReviews, Inc., a Delaware corporation (the “Company”), Bazaarvoice, Inc., a Delaware corporation (“Parent”), Peloton Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Subsidiary I”), Peloton Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Subsidiary II,” and together with Merger Subsidiary I, the “Merger Subs”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Representative (as defined below), and with respect to ARTICLES X, XI and XII only, U.S. Bank, National Association, in its capacity as Escrow Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Boards of Directors of the Company, Parent and Merger Subsidiary I deem it advisable and in the best interest of their respective stockholders that Parent acquire the Company through the merger of Merger Subsidiary I with and into the Company, with the Company being the surviving corporation (the “First Step Merger” or “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and, in furtherance thereof, have approved the First Step Merger;

WHEREAS, as soon as practicable following the First Step Merger, Parent shall cause the Company as the surviving corporation of the First Step Merger to merge with and into Merger Subsidiary II (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger”);

WHEREAS, the Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement;

WHEREAS, the Boards of Directors of the Company and Parent (on its own behalf and as sole stockholder of Merger Subsidiary I and sole member of Merger Subsidiary II) have each approved and adopted this Agreement, the Merger and the other transactions contemplated herein and the Board of Directors of Parent has approved and adopted the Second Step Merger;

WHEREAS, it is a condition to the obligations of Parent and the Merger Subs to close the Merger and other transactions contemplated herein that the holders of (i) a majority of the shares of Common Stock and Preferred Stock (each as defined below) outstanding on the date of this Agreement, voting together as a class on an as converted basis, (ii) a majority of the shares of Common Stock outstanding on the date of this Agreement, (iii) 66 2/3% of all of the shares of Preferred Stock outstanding on the date of this Agreement voting as a single class, and (iv) 66 2/3% of all shares of Series C Preferred outstanding on the date of this Agreement, approve and adopt, by written consent within twenty-four hours after the execution of this Agreement, this Agreement, the Merger and the other transactions contemplated herein (the “Requisite Stockholder Approval”);

WHEREAS, concurrent with the execution and delivery of this Agreement, and as a material inducement to Parent and the Merger Subs to enter into this Agreement, each of Andy Chen, Ken Comee and Pehr Luedtke (each, a “Significant Employee Owner”) has executed and delivered to Parent a non-competition agreement in the form of Exhibit B hereto (the “Non-Competition Agreement”) each of which shall only become effective upon the Closing;

WHEREAS, as a material inducement to Parent and the Merger Subs to enter into this Agreement and as a condition to the obligation to deliver any of the Total Merger Consideration to an Equityholder, such Equityholder (and such Equityholder’s permitted successors and assigns) must first execute and deliver to Parent and the Merger Subs (i) an unqualified, accurate, completed and duly executed joinder agreement, in substantially the form attached hereto as Exhibit C-1 and/or a letter of transmittal (each, a “Letter of Transmittal”) in substantially the form attached hereto as Exhibit C-2, as applicable, and (ii) to the extent such Equityholder is to receive a portion of the Total Merger Consideration in Parent Common Stock or options to purchase Parent Common Stock, duly executed lock-up agreements in each of the forms attached hereto as Exhibit D (the “Underwriter Lock-Up Agreement”) and Exhibit E (the “Parent Lock-Up Agreement,” and together with the Underwriter Lock-Up Agreement, the “Lock-Up Agreements”); and

WHEREAS, the Company, Parent and the Merger Subs desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth below, each of the parties hereto, intending to be legally bound hereby, agrees as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. Unless otherwise specified, all capitalized terms used in this Agreement have the meanings set forth on Exhibit A.

ARTICLE II

THE MERGER

2.1 The Integrated Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Subsidiary I shall be merged with and into the Company, the separate corporate existence of Merger Subsidiary I shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the First Step Merger is hereinafter referred to as the “Interim Surviving Corporation.” As soon as practicable after the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the Delaware Limited Liability Company Act (the “LLC Act”), the Interim Surviving Corporation shall be merged with and into Merger Subsidiary II, the separate corporate existence of the Interim Surviving Corporation shall cease, and Merger Subsidiary II shall continue as the surviving entity and as a wholly owned subsidiary of Parent. The surviving entity after the Second Step Merger is hereinafter referred to as the “Final Surviving Entity.”

2.2 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the First Step Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in ARTICLE VII hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746, unless another time or place is mutually agreed upon in writing by Parent and the Company; provided that, any party hereto may participate remotely in the Closing by electronic delivery of documents and/or funds. If any of the conditions set forth in ARTICLE VII are not satisfied or waived at the time the Closing is to occur pursuant to this Section 2.2, Parent or the Company may, by notice to the other, adjourn the Closing to a date specified in that notice (but not later than the earlier of (a) the second Business Day after the conditions set forth in ARTICLE VII have been so satisfied or waived and (b) the Termination Date). The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit F-1, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of the DGCL (the time of the acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”). As soon as practicable after the Effective Time, and, in any event within thirty (30) days thereafter, Parent shall cause the Second Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit F-2 with the Secretary of State of the State of Delaware (the “Second Step Certificate of Merger”) in accordance with the applicable provisions of the DGCL and the LLC Act.

2.3 Effects of the First Step Merger and the Second Step Merger. At the Effective Time, the effect of the First Step Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary I shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary I shall become the debts, liabilities and duties of the Interim Surviving Corporation. At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Step Merger, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Merger Subsidiary II as the surviving entity in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Merger Subsidiary II as the surviving entity in the Second Step Merger.

2.4 Formation Documents.

(a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Subsidiary I as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is PowerReviews, Inc.”

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Subsidiary I, as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Corporation at the Effective Time until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Interim Surviving Corporation and such bylaws; provided, however, that at the Effective Time, the bylaws of the Interim Surviving Corporation shall be amended to reflect the name of the Interim Surviving Corporation as “PowerReviews, Inc.”

(c) Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of Merger Subsidiary II as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation of the Final Surviving Entity in the Second Step Merger until thereafter amended in accordance with the LLC Act and as provided in such certificate of formation; provided, however, that at the effective time of the Second Step Merger, Article I of such certificate of formation shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is PowerReviews, LLC.”

(d) Unless otherwise determined by Parent prior to the Effective Time, the limited liability company agreement of Merger Subsidiary II as in effect immediately prior to the effective time of the Second Step Merger shall be the limited liability company agreement of the Final Surviving Entity, until thereafter amended in accordance with the LLC Act and as provided in such limited liability company agreement; provided, however, that at the Effective Time, Section 1 of such limited liability company agreement shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is PowerReviews, LLC.” and the first sentence of Section 14 of such limited liability company agreement shall be amended and restated in its entirety to read as follows: “The “PowerReviews” name and mark are the property of the Member.”

2.5 Management.

(a) Directors/Managers of the Company. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Subsidiary I immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation immediately after the Effective Time and the managers of the Final Surviving Entity immediately after the effective time of the Second Step Merger, each to hold the office of a director of the Interim Surviving Corporation and the office of a manager of the Final Surviving Entity, respectively, in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Interim Surviving Corporation and the LLC Act and the certificate of formation of the Final Surviving Entity, respectively, until their respective successors are duly elected and qualified.

(b) Officers of Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Subsidiary I immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation immediately after the Effective Time and the officers of the Final Surviving Entity after the effective time of the Second Step Merger, each to hold office in accordance with the provisions of the bylaws of the Interim Surviving Corporation and the Limited Liability Company Agreement of the Final Surviving Entity, respectively.

2.6 Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) Each share of Common Stock of Merger Subsidiary I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Interim Surviving Corporation. Each stock certificate of Merger Subsidiary I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Interim Surviving Corporation. Each share of Common Stock of the Interim Surviving Corporation issued and outstanding immediately after the Effective Time shall be converted into and exchanged for the applicable corresponding equity interest of the Final Surviving Entity. Each stock certificate of the Interim Surviving Corporation evidencing ownership of any such shares shall continue to evidence the applicable corresponding equity interest in the Final Surviving Entity.

(b) Each share of Series A Preferred Stock outstanding immediately prior to the Effective Time (i) shall automatically be converted into the right to receive, subject to and in accordance with Sections 2.13, 2.14, 2.15, 11.2 and ARTICLE X, the Series A Per Share Cash Amount and the Series A Per Share Stock Amount, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.9. The amount of Cash Consideration and Stock Consideration each Equityholder is entitled to receive for the outstanding shares of Series A Preferred Stock held by such Equityholder shall be rounded down to the nearest cent or Parent Share, as applicable, and computed after aggregating the Cash Consideration or Stock Consideration, as the case may be, for all outstanding shares of Series A Preferred Stock held by such Equityholder. Notwithstanding the foregoing or anything to the contrary contained herein, if the Common Per Share Amount is greater than the Series A Per Share Amount, then each share of Series A Preferred Stock shall be deemed to have automatically (and without any action on the part of the holders thereof) converted into Common Stock immediately prior to the Effective Time (and prior to the application of Section 2.6(e) below) and shall have the right to receive the amounts set forth in and in accordance with Section 2.6(e) below.

(c) Each share of Series B Preferred Stock outstanding immediately prior to the Effective Time (i) shall automatically be converted into the right to receive, subject to and in accordance with Sections 2.13, 2.14, 2.15, 11.2 and ARTICLE X, Series B Per Share Cash Amount and the Series B Per Share Stock Amount, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.9. The amount of Cash Consideration and Stock Consideration each Equityholder is entitled to receive for the outstanding shares of Series B Preferred Stock held by such Equityholder shall be rounded down to the nearest cent or Parent Share, as applicable, and computed after aggregating the Cash Consideration or Stock Consideration, as the case may be, for all outstanding shares of Series B Preferred Stock held by such Equityholder.

(d) Each share of Series C Preferred Stock outstanding immediately prior to the Effective Time (i) shall automatically be converted into the right to receive, subject to and in accordance with Sections 2.13, 2.14, 2.15, 11.2 and ARTICLE X, Series C Per Share Cash Amount and the Series C Per Share Stock Amount, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.9. The amount of Cash Consideration and Stock Consideration each Equityholder is entitled to receive for the outstanding shares of Series C Preferred Stock held by such Equityholder shall be rounded down to the nearest cent or Parent Share, as applicable, and computed after aggregating the Cash Consideration or Stock Consideration, as the case may be, for all outstanding shares of Series C Preferred Stock held by such Equityholder.

(e) Each share of Common Stock outstanding immediately prior to the Effective Time (i) shall automatically be converted into the right to receive, subject to and in accordance with Sections 2.13, 2.14, 2.15, 11.2 and ARTICLE X, the Common Per Share Cash Amount and the Common Per Share Stock Amount, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.9. The amount of Cash Consideration and Stock Consideration each Equityholder is entitled to receive for the outstanding Common Stock held by such Equityholder shall be rounded down to the nearest cent or Parent Share, as applicable, and computed after aggregating the Cash Consideration or Stock Consideration, as the case may be, for all outstanding Common Stock held by such Equityholder.

(f) Each unissued share of Company Capital Stock immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

2.7 Treatment of Warrants. Prior to the Closing, the Company shall give notice in writing to each holder of a Company Warrant (each a “Warrant Holder” and collectively, the “Warrant Holders”) outstanding immediately prior to the Effective Time (each an “Outstanding Warrant” and collectively, the “Outstanding Warrants”), and shall take all reasonable actions necessary to ensure, that each Outstanding Warrant that is not exercised on or before the Effective Time, if any, shall cease to be outstanding, shall be canceled and retired or terminated and cease to exist.

2.8 Company Options. At the Effective Time, each option (excluding Company Warrants), to purchase or otherwise acquire Company securities (each, a “Company Option” and collectively, the “Company Options”), whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed and converted by Parent in accordance with Section 6.7; provided, however, that (i) Parent shall not assume any Out-of-the-Money Company Options and the Company shall take all actions necessary to ensure that all Out-of-the-Money Company Options, if any, shall be canceled or terminated and cease to exist, and (ii) the Company shall cash out or otherwise cause to be exercised Company Options held by Employees who are no longer employed by or providing services to the Company as of immediately prior to the Effective Time; provided, however, that the Company shall not cause any such Company Options to be exercised to the extent it shall result in the failure of the Company’s representation in Section 3.2(d) to be true as of the Effective Time.

2.9 Dissenters’ Rights.

(a) Promptly following the receipt by the Company of written consents of Equityholders constituting the Requisite Stockholder Approval, the Company shall provide each record holder of Common Stock and Preferred Stock who shall not have voted in favor of the Merger or consented thereto in writing, with notice (such notice to be subject to Parents review and consent, such consent not to be unreasonably withheld or delayed) of such holder’s appraisal rights pursuant to Section 262 of the DGCL and dissenters rights pursuant to Chapter 13 of the California Corporations Code (the “CCC”), as applicable. The Company shall give Parent prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL or Chapter 13 of the CCC received by the Company from any Equityholders, withdrawals of such demands and any other instruments served pursuant to the DGCL or CCC and received by the Company in connection therewith. No later than 10 days following the date on which the Effective Time occurs, Parent and the Interim Surviving Corporation or the Final Surviving Entity, as applicable, shall provide notice of the Effective Time to each holder of Dissenting Shares (as defined below).

(b) Notwithstanding any provision of this Agreement to the contrary, no shares of Company Capital Stock that are held immediately prior to the Effective Time by holders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded and perfected the right, if any, for appraisal of such shares of Company Capital Stock in accordance with the provisions of Section 262 of the DGCL or Chapter 13 of the CCC and have not withdrawn or lost such right to appraisal (collectively, the “Dissenting Shares”) shall be converted into or represent a right to receive the consideration for such shares set forth in this Agreement, but the holder of such Dissenting Shares shall only be entitled to such appraisal rights as are granted by the DGCL or CCC. If a holder of Company

Capital Stock who demands appraisal of such Company Capital Stock under the DGCL or CCC shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such Company Capital Stock, then, as of the occurrence of such withdrawal or loss, each such share of Company Capital Stock shall be deemed to have been converted into and represent only the right to receive, in accordance with Sections 2.6 and 2.12, the consideration for such shares set forth in this ARTICLE II and Section 10.7(b), if any.

2.10 Reorganization Status. The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement. None of the parties hereto have taken, will take or will cause to be taken, any action, except as specifically contemplated in this Agreement, that reasonably could be expected to cause the Integrated Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

2.11 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock or Preferred Stock shall thereafter be made. From and after the Effective Time, the holders of Certificates evidencing ownership of Company Capital Stock immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided for in this Agreement or by Applicable Law.

2.12 Payments.

(a) Closing Payments. At the Closing, in accordance with Section 2.6 subject to Sections 2.9, 2.12(c), 2.13, and 11.2 Parent shall pay or cause to be paid the Closing Cash Consideration payable pursuant to Section 2.6 by wire transfer of immediately available funds and issue or cause to be issued the Stock Consideration payable pursuant to Sections 2.6 to American Stock Transfer & Trust Company, LLC (the “Exchange Agent”) pursuant to the Exchange Agent Agreement attached hereto as Exhibit G (the “Exchange Agent Agreement”) in trust for the benefit of each Equityholder entitled to receive payments pursuant to this Agreement and to be administered by the Exchange Agent in accordance with the provisions of the Exchange Agent Agreement. At the Closing, Parent shall deposit with the Escrow Agent, the Escrow Fund to be held pursuant to the terms of Section 10.7. At the Closing, Parent shall pay any unpaid Company Transaction Costs and the Representative Expense Amount, to the extent not paid by Company pursuant to Section 2.13(b) below.

(b) Post-Closing Payments. From and after the Closing (and in any event within 10 Business Days after receipt by the Exchange Agent of the Closing Cash Consideration and the Stock Consideration) and subject to the terms and conditions of the Exchange Agent Agreement, Parent shall direct and cause the Exchange Agent to pay or issue and cause to be paid or issued, subject to Sections 2.9, 2.12(c), 2.13, and 11.2 to each Equityholder that delivers a completed and duly executed Letter of Transmittal and all applicable Certificates (other than unissued Certificates as a result of the exercise of Company Warrants prior to the Closing) for cancellation (or an affidavit of lost Certificate(s) as contemplated by the Letter of Transmittal) to Parent at any time after the Closing Date, the amounts attributable to the Company Capital Stock represented by such Certificate(s) (or affidavit(s), as applicable) pursuant to Section 2.6(b), Section 2.6(c), Section 2.6(d) or Section 2.6(e), as applicable; provided, however, it is understood and agreed that the Exchange Agent shall not require Certificates with respect to shares of Company Capital Stock issued upon exercise of Company Warrants exercised after the date of this Agreement but prior to the Effective Time. As promptly as practicable, and, in any event within two (2) Business Days after the date of this Agreement, the Company shall mail each Equityholder a form of Letter of Transmittal and instructions for use in surrendering such Certificates and receiving the amounts for the Company Capital Stock represented by such Certificate(s) (or affidavit(s), as applicable) pursuant to Section 2.6(b), Section 2.6(c), Section 2.6(d) or Section 2.6(e), as applicable. To the extent that an Equityholder has returned its fully completed and executed Letter of Transmittal and applicable Certificates (or affidavit of lost Certificate(s)) at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver the amounts required to be delivered under Section 2.6(b), Section 2.6(c), Section 2.6(d) or Section 2.6(e), as applicable, within two (2) Business Days following the Effective Time.

(c) Withholding Taxes.

(i) Notwithstanding any other provision of this Agreement, the Company, Parent, the Interim Surviving Corporation, the Final Surviving Entity, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law or under any applicable legal requirement, and to request and be provided any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts otherwise would have been paid (other than penalties, interest or additions to Tax or other Losses resulting directly from the fault of Parent, such Affiliates, the Exchange Agent or the Escrow Agent, as applicable).

(ii) Except as otherwise specifically set forth in this Agreement, the parties make no representations or warranties to any Equityholder regarding the Tax treatment of the Integrated Merger, or any of the Tax consequences to the Company or any Equityholder of this Agreement, the Integrated Merger or any of the other transactions contemplated herein.

(d) Dissenting Share Payments. Any amounts to be paid to an Equityholder that is attributable to a Dissenting Share shall be available to pay the fair value of such Dissenting Share for which appraisal rights are perfected pursuant to the DGCL or CCC. With respect to any amounts that are attributable to a Dissenting Share, such amounts shall be withheld by Parent for distribution to the holder thereof in accordance with Sections 2.6 and 2.9 following the first to occur, with respect to such Dissenting Share, of either (i) the withdrawal or loss of the right to appraisal pursuant to the DGCL or CCC or (ii) the perfection of appraisal rights pursuant to the DGCL or CCC.

(e) Maximum Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Parent pursuant to this Agreement exceed the Total Merger Consideration.

(f) Escheat. None of the parties hereto shall be liable to any Person in respect of any portion of the Total Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Letter of Transmittal and corresponding Certificate(s) (or affidavit(s), as applicable) have not been delivered and surrendered prior to the date that is five (5) years after the Effective Time (or immediately prior to such earlier date on which the portion of the Total Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any portion of the Total Merger Consideration in respect of such Certificate(s) shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

2.13 Escrow , Representative Expense Amount, Transaction Expenses; Transaction Payment.

(a) On the Closing Date, Parent shall issue the Escrow Shares in the name of U.S. Bank National Association, as Escrow Agent (the “Escrow Agent”), for the Escrow Participants. The Escrow Shares shall be withheld from the Total Merger Consideration payable pursuant to Section 2.6 to each of the Escrow Participants according to, his, her or its Escrow Participant Pro Rata Share of the Escrow Amount. On the Closing Date, Parent shall establish an account (the “Escrow Account”) with the Escrow Agent, or such other bank or trust company as is selected by Parent and approved by the Representative (such approval not to be unreasonably withheld), on or prior to the Effective Time for the deposit of the Escrow Shares pursuant to this Section 2.13 in accordance with the terms and conditions of Section 10.7. The Escrow Account shall be available to pay (a) the amount, if any, to which Parent is entitled pursuant to Section 2.15 and Section 12.6 and (b) the amount of any Losses for which the Indemnifying Parties are obligated to indemnify an Indemnified Party under ARTICLE X. The Escrow Shares shall be disbursed in accordance with the provisions of Section 10.7.

(b) On the Closing Date, the Company, or to the extent the Company has reserved such payment as a current liability on the Company’s Closing Date Balance Sheet, Parent shall deliver the Representative Expense Amount to the Representative for deposit into the Representative Expense Account.

(c) On the Closing Date, the Company, or to the extent the Company has delivered executed Pay-off Letters pursuant to Section 5.6, Parent shall deliver any remaining unpaid Company Transaction Costs to each Person identified on the certificate delivered by the Company pursuant to Section 5.6, in the amounts set forth in such certificate.

2.14 Closing Adjustment Amount.

(a) An amount (the “Closing Adjustment Amount”) equal to (i) all unpaid Indebtedness on the Closing Date, if any, plus (ii) all unpaid Company Transaction Costs, if any, incurred by the Company and unpaid as of the Closing or paid by Parent pursuant to Section 2.13(c), plus (iii) an amount equal to the extent to which the Company’s Net Working Capital at Closing is less than $(4,041,980), shall be determined prior to the Closing using an estimate of the Company Transaction Costs and an estimated balance sheet of the Company at and as of 11:59 p.m. (Central Time) on the date immediately prior to the Closing Date (the “Closing Date Balance Sheet”).

(b) The Company shall deliver the Closing Date Balance Sheet to Parent no later than two Business Days before the Closing Date in form and substance reasonably acceptable to Parent. The Closing Date Balance Sheet will be prepared by the Company in accordance with this Agreement and GAAP consistently applied in accordance with the Company’s past practice (subject to the absence of footnotes and normal, recurring audit adjustments which are, individually and in the aggregate, immaterial), as if the parties hereto had not consummated the Merger and in accordance with the procedures used in preparing the Most Recent Balance Sheet (as defined in Section 3.5), a sample of which is set forth in Schedule 2.14(b). Parent and its representatives, including the Parent’s independent accountants, will be entitled to review all work papers of the Company and its representatives, including its independent accountants, relating to the Closing Date Balance Sheet.

(c) The Closing Date Balance Sheet shall include a good faith estimate of the Closing Adjustment Amount, including specifically (i) the total amount of unpaid Indebtedness at Closing, (ii) all unpaid Company Transaction Costs incurred by the Company, and (iii) the calculation of the Company’s Net Working Capital and the extent to which the Company’s Net Working Capital is less than $(4,041,980) at Closing. If Parent disputes the Closing Date Balance Sheet (or any portion thereof) with respect to amounts in excess of $2,000,000 in the aggregate prior to the Closing, then Parent and the Company will negotiate in good faith to resolve any such dispute at or prior to Closing. If Parent and the Company cannot resolve such dispute after good faith negotiation within two (2) Business Days, then such dispute shall be submitted to the Referee(s) for resolution pursuant to the procedures set forth in Section 2.15(a).

2.15 Final Adjustment Amount.

(a) As promptly as practicable, but in any event within 60 days after the Closing Date, Parent will prepare and deliver to the Representative (i) a statement (the “Transaction Expense Statement”) indicating the total amount of Company Transaction Costs incurred by the Company and unpaid as of the Closing, (ii) the balance sheet of the Company at and as of 11:59 p.m. (Central Time) on the date immediately prior to the Closing Date (the “Final Balance Sheet”), (iii) a calculation of the extent to which the Company’s Net Working Capital at Closing was less than $(4,041,980), (iv) a calculation of the amount (the “Adjustment Amount”) equal to the sum of all unpaid Indebtedness on the Closing Date, plus all Company Transaction Costs incurred by the Company and unpaid as of the Closing, plus an amount equal to the extent to which the Company’s Net Working Capital at Closing was less than $(4,041,980); and (v) a calculation of the amount equal to (A) the Closing Adjustment Amount minus (B) the Adjustment Amount (the “Final Adjustment Amount”). The Final Balance Sheet will be prepared in accordance with this Agreement, GAAP consistently applied in accordance with the Company’s past practice (subject to the absence of footnotes and normal, recurring audit adjustments), as if the parties hereto had not consummated the Merger and in accordance with the procedures used in preparing the Most Recent Balance Sheet, a sample of which is set forth in Schedule 2.14(b). Following the delivery of the Transaction Expense Statement, Final Balance Sheet and calculation of the Adjustment Amount to the Representative, Representative and its representatives, including Representative’s independent accountants, will be entitled to review the Final Balance Sheet, Transaction Expense Statement and Adjustment Amount and related supporting schedules, analyses and work papers, including the underlying records or documentation of Parent and its representatives, including its independent accountants. Parent and the Interim Surviving Corporation or the Final Surviving Entity, as the case may be, shall cooperate with the Representative and its representatives in such examination, including providing answers to questions asked by the Representative and its representatives, and Parent and the Interim Surviving Corporation or the Final Surviving Entity, as the case may be, shall make available to the Representative and its representatives any records under the reasonable control of Parent or its representatives, including its independent accountants, that are reasonably requested by the Representative and its representatives.

(b) If within 60 days following delivery of the Final Balance Sheet to the Representative, the Representative has not delivered to Parent written notice (the “Balance Sheet Objection Notice”) of its objections to the Final Balance Sheet, Transaction Expense Statement and calculation of the Final Adjustment Amount (such Balance Sheet Objection Notice must contain a statement describing in reasonable detail the basis of such objections), then the Final Balance Sheet, Transaction Expense Statement and calculation of the Final Adjustment Amount shall be deemed final and conclusive. If the Representative delivers the Balance Sheet Objection Notice within such 60-day period, then Parent and the Representative shall endeavor in good faith to resolve the objections, for a period not to exceed 15 days from the date of delivery of the Balance Sheet Objection Notice. If at the end of the 15-day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to an independent referee (the “Referee”). The Referee shall be chosen by mutual agreement of Parent and Representative within 10 days of such designation. If Parent and Representative cannot agree on a Referee, then Parent and Representative shall each choose a referee, and the Referees chosen by Parent and Representative shall mutually agree on the third Referee. The

Referee(s) shall determine any unresolved items within 30 days after the objections that remain in dispute are submitted to it. If any remaining objections are submitted to the Referee(s) for resolution, (i) each party shall furnish to the Referee(s) such work papers and other documents and information relating to such objections as the Referee(s) may request and are available to that party or its subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Referee(s) any material relating to the determination of the matters in dispute and to discuss such determination with the Referee(s); (ii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee(s) shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party; (iii) the determination by the Referee(s) as set forth in a written notice delivered to the Representative and Parent by the Referee(s), shall be made in accordance with this Agreement and shall be binding and conclusive on the parties hereto and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (iv) the fees and expenses of the Referee(s) shall be paid by the party whose aggregate claimed value of matters submitted to the Referee(s) for resolution is furthest from the final aggregate value for such matters determined by the
Referee(s).

(c) To the extent that the Final Adjustment Amount is a negative number, the Equityholders will pay Parent the amount of the Final Adjustment Amount or in Parent’s sole discretion the Final Adjustment Amount will be distributed to Parent by the Escrow Agent from the Escrow Amount promptly upon delivery of notice to the Escrow Agent of either (i) mutual written instructions of the Parent and Representative authorizing the Escrow Agent to disburse such Final Adjustment Amount , or (ii) the Referee’s final determination as certified as true and correct by such Referee of such Final Adjustment Amount. To the extent permitted under Applicable Law, the parties hereto will treat any payment to Parent under this Section 2.15 as an adjustment to the Total Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, which has been delivered by the Company to Parent and the Merger Subs concurrently with the execution hereof (which Disclosure Schedule shall be arranged according to specific sections in this ARTICLE III and shall provide exceptions to, or otherwise qualify in reasonable detail, the corresponding section in this ARTICLE III and any other section of this ARTICLE III where it is reasonably apparent on the face of such disclosure, that the disclosure is applicable to such other section, and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made by the Company in such section or sections of this ARTICLE III, the Company represents and warrants to Parent and the Merger Subs (with the understanding and acknowledgement that Parent and the Merger Subs would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement) as follows:

3.1 Organizational Matters.

(a) Organization, Standing and Power to Conduct Business. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be qualified and in good standing would not have a Material Adverse Effect on the Company. The Company has no operations in jurisdictions outside the United States.

(b) Charter Documents. The Company has Made Available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company, in each case as amended to date and currently in effect as of the date of this Agreement (such instruments and documents, the “Company Charter Documents”). The Company is not in violation of any of the provisions of the Company Charter Documents.

(c) Subsidiaries. The Company does not have any subsidiaries and does not own, hold or have any interest in or right to acquire capital stock or other equity interests or ownership interests in any entity.

(d) Powers of Attorney. Except as set forth in Section 3.1(d) of the Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company.

3.2 Capital Structure.

(a) Capital Stock. As of the date of this Agreement:

(i) The authorized capital stock of the Company consists of 39,000,000 shares of Common Stock, $0.0001 par value per share and 21,996,525 shares of Preferred Stock, $0.0001 par value per share, of which 6,250,000, 10,492,900, and 5,253,625 shares are designated Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, respectively.

(ii) There are 6,868,884 shares of Common Stock issued and outstanding and 6,250,000, 7,649,760, and 3,623,189 shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, respectively, issued and outstanding, and the Company has no other issued or outstanding shares of Company Capital Stock. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, non assessable and not subject to any preemptive rights.

(iii) No shares of Common Stock or other capital stock of the Company are held as treasury stock or are owned by the Company.

(iv) Section 3.2(a)(iv) of the Disclosure Schedule sets forth a true and complete list of the holders of all the issued and outstanding shares of Company Capital Stock, showing the number of shares of Common Stock and Preferred Stock held by each such holder.

(v) Other Securities. At the date of this Agreement, except for (i) Company Options representing in the aggregate the right to purchase (whether vested or unvested) 7,699,997 shares of Common Stock and (ii) 1,473,861 shares of Common Stock available for grants to employees, officers, directors, and consultants of the Company, none of which have been granted, pursuant to the Company’s 2005 Equity Incentive Plan (the “Stock Plan”), adopted by the Board of Directors of the Company and approved by the Company’s stockholders, there are no outstanding or authorized options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to (A) issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of the Company, (B) issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or (C) issue or distribute to holders of any shares of capital stock of the Company any evidences of indebtedness or assets of the Company. Notwithstanding the foregoing, except as disclosed on Section 3.2(a) of the Disclosure Schedule, as of the Effective Time, all outstanding Company Warrants terminate in accordance with their terms. The Company is not under any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution with respect thereto. The Company has Made Available to Parent complete and accurate copies of the Stock Plan and forms of agreements used thereunder. Section 3.2(a)(v) of the Disclosure Schedule sets forth a true, accurate and complete listing of each holder of a Company Option, the number of shares of Common Stock issuable pursuant to each Company Option, the vesting schedule of each Company Option and the exercise price for each share of Common Stock issuable pursuant to each Company Option.

(b) No Agreements. Other than as listed on Section 3.2(b) of the Disclosure Schedule and this Agreement, there are no agreements, written or oral, to which the Company is a party or, to the Knowledge of the Company, among any Equityholders, relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the capital stock of the Company.

(c) Compliance with Laws. All shares of Common Stock, Preferred Stock, Company Options, Company Warrants and other rights to acquire capital stock or other securities of the Company have been issued in compliance with all applicable securities laws and all other Applicable Laws.

(d) Accredited Investors. Less than thirty-five (35) of the Stockholders as of the date of this Agreement and as of immediately prior to the Effective Time fail to meet the qualifications of an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.

(e) Total Merger Consideration. As of the Effective Time, the Closing Capitalization Schedule is complete and correct and there are no other securities, option, warrants, calls, rights, commitments, agreements or arrangements to acquire capital stock of the Company.

3.3 Authority.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated herein or therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation of the transactions contemplated herein or therein, subject as of the date of this Agreement to receipt of the Requisite Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or to consummate the transactions contemplated herein or therein other than the filing and recordation of the Certificate of Merger and Second Step Certificate of Merger as required under the DGCL.

(b) Due Execution. This Agreement and each other Transaction Document to which the Company is a party has been, or upon execution and delivery will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, or upon execution and delivery will constitute, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and applicable general principles of equity (regardless of whether considered in a proceeding at law or in equity).

3.4 Non-Contravention and Consents.

(a) Non-Contravention. Except as set forth in Section 3.4(a) of the Disclosure Schedule, the execution and delivery of this Agreement and each other Transaction Document by the Company does not, and the performance of this Agreement and each other Transaction Document by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) conflict with or violate any Applicable Laws, or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair the rights of the Company or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any Material Contract.

(b) Contractual Consents. Except as set forth in Section 3.4(b) of the Disclosure Schedule, no Consent under any Material Contract is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated herein or therein by the Company.

(c) Governmental Consents. No Consent of any national, state, municipal, provisional, local or foreign government, any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity or instrumentality or political subdivision thereof, or any quasi governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated herein or therein by the Company, except for the filing of the Certificate of Merger and the Second Step Certificate of Merger with the Secretary of State of the State of Delaware.

3.5 Financial Statements.

(a) Financial Statements. The Company has delivered to Parent (i) its audited balance sheets, statements of profit and loss and statements of cash flows as of December 31, 2007, 2008, 2009, 2010 and 2011 and (ii) its unaudited balance sheet, statement of profit and loss and statement of cash flows as of (A) the four-month period ended April 30, 2012 (the “Most Recent Balance Sheet”) and (B) the one-month period ended April 30, 2012 (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP, consistently applied (except as indicated in the notes thereto) and in accordance with the Company’s past practice throughout the periods involved and fairly present in all material respects the financial position of the Company as of the dates, and for the periods, indicated therein (subject in the case of unaudited financial statements to the absence of footnotes and normal, recurring audit adjustments which are, in the aggregate, immaterial). The Company maintains a standard system of accounting established and administered in accordance with GAAP, including, but not limited to, complete books and records in written or electronic form.

(b) Absence of Liabilities. Except as set forth on Section 3.5(b) of the Disclosure Schedule or in the Financial Statements, the Company has no liabilities, whether accrued, absolute, contingent, matured, unmatured, or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the Most Recent Balance Sheet, which liabilities and obligations, individually or in the aggregate, are not material to the financial condition or operating results of the Company, (ii) obligations under contracts and commitments incurred in the ordinary course of business that are not required under GAAP to be reflected in the Financial Statements, and (iii) liabilities reflected on the face of the Closing Date Balance Sheet.

3.6 Indebtedness.

(a) The Company does not have any Indebtedness of any type (whether accrued, absolute, contingent, matured or unmatured), except for: (i) Indebtedness set forth on the Most Recent Balance Sheet, or (ii) Indebtedness described in reasonable detail in Section 3.6(a)(i) of the Disclosure Schedule. Except as set forth in Section 3.6(a)(i) of the Disclosure Schedule, with respect to each item of Indebtedness, the Company is not in default and no payments are past due, and no circumstance exists that, with or without notice, the passage of time or both, could constitute a default by the Company under any item of Indebtedness. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. Other than as reflected on Section 3.6(a)(i) of the Disclosure Schedule, the consummation of the transactions contemplated in this Agreement or any other Transaction Document to which the Company is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness. Except as disclosed on the face of the Financial Statements, the Company is not a guarantor of any Indebtedness or of any other Person or any other obligations of any other Person. Except as set forth on Section 3.6(a)(ii) of the Disclosure Schedule, the Company has no indebtedness for the repayment of money borrowed or capital obligations.

(b) As of the Closing, the Company has paid all Company Transaction Costs in full or has identified them in the certificate delivered pursuant to Section 5.6 for payment by Parent pursuant to Section 2.13(c).

3.7 Litigation. Except as set forth on Section 3.7(a) of the Disclosure Schedule, there is no claim, demand, action, mediation, arbitration, suit, proceeding or litigation, or governmental inquiry or investigation (each, a “Legal Proceeding”), pending, or to the Knowledge of the Company, threatened against the Company or any of its assets or properties or any of its directors or officers (in their capacities as such), nor to the Knowledge of the Company is there any reasonable basis for any such claim, demand, action, mediation, arbitration, suit, proceeding, litigation, inquiry or investigation. There is no injunction, judgment, decree or order against the Company, any of its assets or properties, or, to the Knowledge of the Company, any of its directors or officers (in their capacities as such). Section 3.7(a) of the Disclosure Schedule lists all claims, demands, actions, mediations, arbitrations, suits, proceedings or litigation that the Company has pending or threatened against another Person.

3.8 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.8 as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.8 as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b) Returns and Audits.

(i) The Company has (A) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with Applicable Law; (B) timely paid all Taxes that are due and payable (whether or not shown on any Return) and appropriately reserved on the Most Recent Balance Sheet for all Taxes that are not yet due and payable (whether or not shown on any Return) that have accrued through the date of the Most Recent Balance Sheet; and (C) complied in all material respects with all applicable information return or reporting requirements relating to its business operations and has no liabilities not reflected on the Most Recent Balance Sheet concerning or attributable to such information returns or reporting requirements. The Company has not incurred any liability for Taxes since the date of the Most Recent Balance Sheet other than in the ordinary course of business, other than with respect to employment Taxes arising in connection with the transactions contemplated by this Agreement.

(ii) The Company has paid or withheld with respect to its Employees, stockholders, creditors and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, and have timely paid over any such Taxes to the appropriate authorities.

(iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination, and the Company has no Knowledge that any such action or proceeding is being contemplated. No adjustment relating to any Return filed by the Company has been proposed in writing by any Tax authority. There are no matters relating to Taxes currently under discussion between any Tax authority and the Company.

(v) The Company has Made Available to Parent copies of (i) all U.S. federal income tax Returns that have been filed by the Company on or after January 1, 2006 and (ii) all material Returns that have been filed by the Company on or after January 1, 2009. The Company has made available to Parent copies of all other Returns requested in writing by Parent.

(vi) No claim has been made in writing on or after January 1, 2009 (or to the Knowledge of the Company, prior to such date) by a Tax authority that the Company is or may be subject to taxation in a jurisdiction in which it does not file Returns.

(vii) The Company has not (A) been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) other than a group the common parent of which was the Company, (B) ever been a party to any Tax sharing, indemnification or allocation agreement other than agreements entered into in the ordinary course of business with customers, vendors and lessors on customary commercial terms the principal purpose of which is unrelated to Taxes, nor does the Company owe any amount under any such agreement, (C) had any liability for the Taxes of any Person (other than the Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract, by operation of law or otherwise or (D) been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(viii) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of the Company.

(x) The Company has not engaged in a “reportable transaction,” as set forth in Treasury Regulation §1.6011-4(b) or any similar provision of state, local or non-U.S. law, including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction as set forth in Treasury Regulation §1.6011-4(b)(2).

(xi) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xii) The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount received on or prior to the Closing Date, (C) any “closing agreement” as described in Section 7121 of the Code (or any comparable provision of applicable Tax law) executed on or prior to the Closing Date, (D) any deferred intercompany gain or excess loss account under Treasury Regulations promulgated un Section 1502 of the Code (or any comparable provision of applicable Tax law), (E) a change in the method of accounting made on or prior to the Closing Date, or (F) indebtedness discharged in connection with any election under Section 108(i) of the Code made on or prior to the Closing.

(xiii) The Company uses the accrual method of accounting for income Tax purposes.

(xiv) The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and, to the Knowledge of the Company, the consummation of the transactions contemplated in this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xv) Section 3.8(b)(xv) of the Disclosure Schedule sets forth all non-U.S. jurisdictions in which the Company is subject to Tax in any country other than the United States by virtue of having a permanent establishment or other place of business in that country.

(c) Executive Compensation Tax. There is no Contract to which the Company is a party, including the provisions of this Agreement, covering any Employee or any other “disqualified individual,” which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code. No payment or benefit which has been, will be or may be made by the Company or any ERISA Affiliate with respect to any

Employee will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated in this Agreement, either alone or in conjunction with any other event (whether contingent or otherwise). There is no Contract to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code. Section 3.8(c) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date of this Agreement.

(d) 409A Compliance. The Company is not a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code. Each “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder maintained or sponsored by the Company (as defined in Section 409A(d)(1) of the Code) has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1), and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code. No Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company granted to or held by an individual or entity who is or may be subject to United States taxation (A) has an exercise price that is less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted; (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right; (C) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is not “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other Internal Revenue Service guidance issued with respect thereto); and (iv) has failed to be properly accounted for in accordance with GAAP in the Financials.

3.9 Title to Property and Assets. The Company has good and valid title to, or valid leasehold interests in, all of its material Personal Property used or held for use in its business or reflected in the Financial Statements. For the avoidance of doubt, the Personal Property of the Company for the purpose of this ARTICLE III shall be deemed to exclude any Intellectual Property Rights and/or Technology (whether of the Company or any Third Party). Such Personal Property constitutes all Personal Property necessary or used to conduct the business of the Company as it is presently conducted, and necessary to conduct the business of the Company immediately after Closing in the same or similar manner as it is being conducted prior to Closing. None of such Personal Property is owned by any other Person, including an Equityholder or an Affiliate of an Equityholder, without a valid and enforceable right of the Company to use and possess such Personal Property. Except as set forth on Section 3.9 of the Disclosure Schedule, none of such properties or assets is subject to any Lien of any nature whatsoever, other than Permitted Encumbrances. For the avoidance of doubt, the properties and assets of the Company referred to in the prior sentence shall be deemed to exclude any Intellectual Property Rights and/or Technology (whether of the Company or any Third Party). The Personal Property (i) is in good operating condition and repair (subject to normal wear and tear); and (ii) subject to receipt of the applicable Consents set forth in Section 3.4(b) of the Disclosure Schedule, is available for immediate use in the business and operation of the Company as currently conducted.

3.10 Real Property and Related Matters.

(a) The Company does not own and has never owned any real property, nor is it party to any agreement to purchase or sell any real property. Section 3.10(a) of the Disclosure Schedules sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Company Facilities”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy rights and each amendment thereto, the size of the premises and the current annual base rental payable thereunder. The Company has Made Available to Parent true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in the Company Facilities, including all amendments, terminations and modifications thereof (“Company Leases”). All such Company Leases are in full force and effect and are valid and enforceable against the Company, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting creditors’ rights generally and applicable general principles of equity (regardless of whether considered in a proceeding at law or in equity). There is not, under any Company Leases, any existing default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Knowledge of the Company, any other party thereto in each case which would reasonably be likely to result in the exercise of any remedies for default under the applicable Company Lease. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated herein will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Leases, or otherwise adversely affect the continued use and possession of the Company Facilities for the conduct of business as presently conducted. The Company currently occupies all of the Company Facilities for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Company Facilities.

(b) The Company Facilities are in good operating condition and repair and are suitable for the conduct of the business as presently conducted therein (subject to ordinary wear and tear). To the Company’s Knowledge, neither the operation of the Company on the Company Facilities nor such Company Facilities, violate any Applicable Law relating to such property or operations thereon. To the Company’s Knowledge, no material alterations or improvements have been made to any Company Facilities or on behalf of the Company which would be reasonably likely to be required to be removed or restored at the expiration or earlier termination of the applicable Company Lease. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Company Facilities.

3.11 Intellectual Property and Related Matters.

(a) For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(i) “Company Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including Company Registered Intellectual Property, that is or are owned (in whole or in part) or purported to be owned (in whole or in part) by, exclusively licensed to or otherwise exclusively controlled by, or purported to be exclusively licensed to or otherwise exclusively controlled by, the Company.

(ii) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or applied for by or on behalf of, the Company.

(iii) “Intellectual Property Right(s)” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents, design patents, plant patents and plant variety protection certificates, and all registrations and applications therefore and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations in-part thereof, and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (“Patents”); (ii) all trade secrets and other rights in know how and confidential or proprietary information throughout the world (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights (“Mask Works”); (v) all industrial designs and any registrations and applications therefore throughout the world; (vi) all rights in domain names and applications and registrations therefore (“Domain Names”); (vii) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights and publicity rights.

(iv) “Registered Intellectual Property” means any and all United States, foreign, national and international: (i) Patents; (ii) registered Trademarks, applications to register Trademarks, including intent to use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; (v) Domain Name registrations; and (vi) any other Intellectual Property Rights related thereto that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by (excluding any recordation of a lien, security interest or the like), any state, government or other public legal authority at any time.

(v) “Technology” means any or all of the following: (i) products of the Company and any works of authorship including, without limitation, derivatives, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, formulas, records, data and mask works; (ii) inventions (whether or not patentable), ideas, improvements, discoveries, developments, designs and techniques, information regarding plans for research, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, general intangibles, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) domain names and websites; (vii) tools, services, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

(b) Section 3.11(b) of the Disclosure Schedule is a complete and accurate list of (i) all Company Registered Intellectual Property that has not expired or been abandoned, and (ii) all unregistered Trademarks that are included in the Company Intellectual Property. For each of the foregoing items subject to a pending application or issued registration, the listing shall include (w) the respective application or serial number (if applicable), (x) the date of any such application and registration, the jurisdiction(s) in which each such right either exists or, for registrations and applications thereto, has been registered or applied for, (y) an identification of whether the right is solely owned by, jointly owned by, or exclusively licensed, and (z) the current status of such application or registration.

(c) Each item of registered Company Registered Intellectual Property is subsisting, and to the Knowledge of the Company, valid, and all necessary fees, including without limitation all registration, maintenance, issuance and renewal fees, in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Except as set forth in Section 3.11(c) of the Disclosure Schedule, to the Knowledge of the Company, there are no actions that must be taken by the Company within ninety (90) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property. Without limiting the foregoing, the Company has not taken any action or allowed any event to occur, and the Company is not aware of any event or circumstances, which would set a United States patent bar date within one hundred twenty (120) days of the Closing Date with respect to any invention disclosure that the Company is currently evaluating or has determined to file a patent application thereon. A United States patent bar date is any date by which the Company must file a patent application in order to preserve Company’s right and ability to seek patent protection for an invention in the United States. In each case in which the Company has acquired ownership of any Technology or Intellectual Property Right from any Person, the Company has either obtained such Technology or Intellection Property Right by operation of Applicable Law or pursuant to a valid and enforceable assignment, in either case sufficient to irrevocably transfer the Technology and all rights in such Technology including all associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. To the maximum extent provided for by, and in accordance with, Applicable Law, the Company has recorded each such assignment of Registered Intellectual Property assigned to the Company with the relevant Governmental Entity, including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. The Company has not claimed a particular status, including “Small Business Status,” in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

(d) Except as set forth in the prosecution history of any application to register any Company Intellectual Property, the Company does not have any Knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of Company Registered Intellectual Property invalid or unenforceable, and the Company has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application, in each case, which would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

(e) Except as disclosed in Section 3.11(e) of the Disclosure Schedule, each item of Company Intellectual Property is owned by the Company free and clear of any Liens except for Permitted Encumbrances.

(f) Except as disclosed in Section 3.11(f) of the Disclosure Schedule, all Company owned Technology and Company Intellectual Property will be fully transferable, alienable or licensable by Parent, the Interim Surviving Corporation or the Final Surviving Entity without restriction and without payment of any kind to any third party.

(g) To the extent that any material Technology which is owned, possessed, used or controlled by Company has been developed or created on behalf of the Company by a third party, the Company has a written agreement with such third party with respect thereto and Company thereby either

(i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted to such Technology either by operation of law or by valid assignment or license.

(h) With the exception of Technology that was acquired by the Company through a “shrink wrap” or similar generally available commercial end user or open source license or that is otherwise generally available to the public, all existing Technology used in the conduct of the Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

(i) The Company has, and enforces, a policy requiring each employee, consultant and contractor of the Company who has developed Intellectual Property Rights or Technology for the Company, to execute a proprietary information, confidentiality and assignment agreement, substantially in the form attached hereto as Section 3.11(i)(A) of the Disclosure Schedule, and all current and former employees, consultants and contractors of Company have executed such an agreement. Except as set forth in Section 3.11(i)(B) of the Disclosure Schedule, no such person has excluded any of his or her prior inventions that are used by the Company pursuant to such agreements.

(j) The Company has taken the commercially reasonable steps required to protect the Company’s rights in any existing confidential information and Trade Secrets of the Company or provided by any other Person to the Company.

(k) Except as set forth in Section 3.11(k) of the Disclosure Schedule, no Person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights.

(l) Except as disclosed in Section 3.11(l) of the Disclosure Schedule, the Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other Person.

(m) Other than outbound “shrink wrap,” “end user” or similar licenses in a form substantially in accordance with the form set forth on Section 3.11(m) of the Disclosure Schedule and inbound “shrink wrap” and similar publicly available commercial end user or open source licenses or other acquisitions of Technology that is generally available to the public, Section 3.11(m) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights. The Company is not in material breach of nor has the Company failed to perform under in any material respect, any of the foregoing contracts, licenses or agreements and, to the Knowledge of the Company, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. None of the foregoing contracts, licenses or agreements prohibit assignment, or require consent of any Person to assign, to Parent, the Interim Surviving Corporation or the Final Surviving Entity in connection with the Integrated Merger. To the Knowledge of the Company, no third party is in breach of any non-disclosure agreement signed with the Company or of any confidentiality terms of any agreement signed with the Company.

(n) To the Knowledge of the Company, there are no contracts, licenses or agreements between the Company on the one hand and any other Person on the other hand with respect to the Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

(o) To the Knowledge of the Company, the operation of the business of the Company as it currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, disclosure, import, branding, advertising, promotion, marketing, license, manufacture sale, license and distribution of the products, or services or other Technology of the Company does not and will not when conducted by the Interim Surviving Corporation or Final Surviving Entity in substantially the same manner following the Closing infringe or misappropriate any Intellectual Property Right of any Person, and, except as set forth in Section 3.11(o) of the Disclosure Schedule, the Company has not received notice from any Person claiming that such operation or any act, product, or service or other Technology of the Company infringes or misappropriates any Intellectual Property Right of any Person, nor does the Company have Knowledge of any basis therefor.

(p) To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(q) Except as set forth in Section 3.11(q) of the Disclosure Schedule, no Company Intellectual Property or Technology owned by the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property or Technology.

(r) Except as set forth in Section 3.11(r) of the Disclosure Schedule, no (i) product, Technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.

(s) The Technology owned by the Company and the Company Intellectual Property and all Technology and Intellectual Property Rights licensed to the Company constitute all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and, to the Knowledge of the Company, as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, disclosure, import, branding, advertising, promotion, marketing, sale, license and distribution of products or other Technology of the Company, including performance of services (including such Technology currently under development).

(t) Except as disclosed in Section 3.11(t) of the Disclosure Schedule, none of the execution, delivery and performance of this Agreement by the Company, the performance by the Company of its obligations hereunder, nor the consummation of the transactions contemplated in this Agreement, will result in, by operation of law or pursuant to the terms of any contracts or agreements to which Company is a party, (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Company Intellectual Property, (ii) Parent granting to any third party any right, title or interest to or with respect to any Intellectual Property Rights owned by, or licensed to, Parent pursuant to any agreement to which the Company is a party or by which it is bound, (iii) Parent being bound by, or subject to, any non compete or other restriction on the operation or scope of their respective businesses, (iv) to the Knowledge of the Company, any restriction on the ability of the Parent to share information relating to its ongoing business or operations, excluding any third party information held by the Company that is subject to a confidentiality agreement between the Company and such Person, (v) Parent being obligated to pay any royalties, fees, honoraria or other amounts to any third party in excess of those payable by Company prior to the Closing Date pursuant to agreements to which the Company is a party or by which it is bound; (vi) a material breach of or default under any instrument, license or other agreement governing any Intellectual Property Rights owned by or licensed to the Company; (vii) the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company Intellectual Property; or (viii) the material impairment of Parent’s, the Interim Surviving Corporation’s or the Final Surviving Entity’s right to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Company Intellectual Property. For purposes of this Section 3.11(t), “Parent” shall mean solely Parent and not any of its direct or indirect subsidiaries or Affiliates.

(u) Section 3.11(u)(1) of the Disclosure Schedule contains a true and complete list of all of the software programs included in or developed for inclusion in the Company’s products by the Company or any third party (including all software programs embedded or incorporated in the Company’s products) (the “Company Software Programs”). Except as listed in Section 3.11(u)(2) of the Disclosure Schedule, the Company Software Programs do not contain any third party software or Public Software. The list in Section 3.11(u)(2) of the Disclosure Schedule shall contain (i) the name of the Public Software, (ii) the license name and version pursuant to which the Company has received a license to such Public Software, and (iii) the identification of whether such Public Software has been modified and/or distributed. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; and (8) the Apache License. The Company has, within the six (6) month period immediately preceding the date of this Agreement, completed a commercial scan (e.g., Black Duck) of all of its source code to identify all Public Software contained in such source code. The Company represents and warrants that (a) it has Made Available a true and correct copy of the relevant report to Parent, (b) all Public Software identified in the report has been identified in Section 3.11(u)(2) of the Disclosure Schedule, and (c) the Company is in compliance with all license requirements of the Public Software identified in the report.

(v) Section 3.11(v) of the Disclosure Schedule contains a list of all Contracts in which the Company has agreed to place Company Intellectual Property into escrow and, upon the occurrence of certain events specified in such Contracts to release such source code to a third party. Except for the source code escrow obligations described in the immediately preceding sentence, the Company has not licensed, distributed or disclosed, is not obligated to license, distribute or disclose, and has no Knowledge of no distribution or disclosure by any third party of, the source code for any Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, nor will the consummation of the transactions contemplated herein, result in the disclosure or release of such source code by the Company or escrow agent(s) or any other person to any third party.

(w) The Company employs commercially reasonable measures to ensure that the Company Software Programs do not contain any viruses. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority.

(x) [Reserved.]

(y) No government funding, facilities or resources of a university, college, other educational institution or research center were used in the development of the Company Intellectual Property and, to the Knowledge of the Company, no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

(z) Section 3.11(z)(i) of the Disclosure Schedule sets forth a list of all material Computer Systems (other than Software listed in Section 3.11(u)(1) of the Disclosure Schedule and commercially available off-the-shelf Software that is licensed by the Company in the ordinary course of business) owned, leased or licensed by the Company that are necessary for the operation of the business. In the past 12 months, there has been no failure or other material substandard performance of any Computer Systems owned or leased by the Company which has caused any material disruption to the business of the Company. Except as set forth in Section 3.11(z)(ii) of the Disclosure Schedule, the Company has taken commercially reasonable steps to provide for the back-up and recovery of data and information and have commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Company has taken reasonable actions to protect the integrity and security of its Computer Systems and the software information stored thereon from unauthorized use, access, or modification by third parties.

3.12 Accounts Receivable. All of the accounts receivable of the Company set forth on the Most Recent Balance Sheet are bona fide, arose in the ordinary course of business and are carried on the records of the Company at values determined in accordance with GAAP consistently applied in accordance with the Company’s past practice. Except as set forth on Section 3.12 of the Disclosure Schedule, no Person has any Lien (other than Permitted Encumbrances) on any of such accounts receivable, and no request or agreement for any material deduction or discount has been made with respect to any of such accounts.

3.13 Privacy and Data Protection.

(a) The Company has not collected, used or disclosed any Covered Personal Information in violation of its Privacy Policy or the privacy rights of third parties or any applicable Privacy Law. The Company has not been notified of, and is not the subject of, any regulatory investigation or Legal Proceeding related to data security or privacy. No person (including any Governmental Entity) has made any claim or commenced any Legal Proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company (or any of its employees or contractors).

(b) The Company has a privacy policy (each, a “Privacy Policy”) regarding the collection, use and disclosure of information in connection with the operation of the Company’s business, including, without limitation, the collection, use and disclosure of Covered Personal Information. True and complete copies of all Privacy Policies that are currently used by the Company have been Made Available to Parent. The Company has posted its Privacy Policy in a clear and conspicuous location on its web site. The Company has reasonable security measures in place that are designed to protect Covered Personal Information it receives from illegal or unauthorized access, use, or disclosure, including, without limitation, a written information security program. To the Knowledge of the Company, no person has gained unauthorized access to any Covered Personal Information held by the Company. For Covered Personal Information subject to European Privacy Legal Requirements only, such Covered Personal Information has only been transferred to a country outside the European Economic Area where the Company has taken steps to ensure an adequate level of protection for such Covered Personal Information. The performance by the Company of its obligations hereunder, including the assignment to Interim Surviving Corporation and the Final Surviving Entity, including any the transfer of Covered Personal Information resulting from such transactions will not violate any applicable Privacy Law or the Privacy Policy of the Company as it currently exists or as it existed at any time during which any of such Covered Personal Information was collected or obtained.

3.14 Compliance.

(a) Compliance. Except as set forth in Section 3.14(a) of the Disclosure Schedule, the Company is currently and has been in compliance with Applicable Laws in all material repsects. No investigation or review by any Governmental Entity is pending, or to the Knowledge of the Company, has been threatened, against the Company. There is no judgment, injunction, order or decree binding upon the Company.

(b) Permits. The Company holds, to the extent required by Applicable Law, all material franchises, permits, certificates, licenses, consents, filings, sanctions, registrations, variances, exemptions, orders, authorizations and approvals from, and has made all declarations and filings with, all Governmental Entities (“Permits”) for the operation of the business of the Company as presently conducted. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, threatened. Each such Permit is valid and in full force and effect, and the Company is in compliance with the terms of such Permits. Section 3.14(b) of the Disclosure Schedule provides a complete list of all Permits held by the Company.

(c) Export and Import Laws. The Company has complied in all material respects with applicable U.S. Export and Import Laws and has not made a voluntary disclosure with respect to any violation of such laws. The Company has prepared and timely applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of the Company’s business. The Company has at all times been in compliance in all material respects with all Applicable Laws relating to trade embargoes and sanctions, and no product, service or financing provided by the Company has been, directly or indirectly, provided to, sold to or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other country or Person against whom the U.S. maintains economic sanctions or an arms embargo.

(d) Export Proceedings. There is no export or import related proceeding, investigation or inquiry pending, or to the Knowledge of the Company, threatened against the Company or any officer or director (in their capacity as an officer or director of the Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

3.15 Brokers’ and Finders’ Fees. Except as set forth on Section 3.15 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Company is a party or any transaction contemplated herein or therein.

3.16 Restrictions on Business Activities. Other than as listed on Section 3.16 of the Disclosure Schedule, the Company is not a party to or bound by any Contract under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.

3.17 Employment Matters. The Company is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Company’s Knowledge, threatened against the Company, or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Company’s Knowledge, threatened claims or actions against the Company or, to the Company’s Knowledge, any Company trustee under any worker’s compensation policy or long-term disability policy. The Company is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each of the Company’s and its ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 3.17 of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company, Parent or any of its subsidiaries of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

3.18 Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company is pending, or to the Knowledge of the Company, threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor matters involving any Employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar foreign, state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar foreign, state or local law, or incurred any liability or obligation under WARN or any similar foreign, state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar foreign, state or local law.

3.19 Employee Benefit Plans.

(a) Section 3.19(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Applicable Law, or to conform any such Company Employee Plan or Employee Agreement to the requirements of any Applicable Law or as required by this Agreement).

(b) The Company has Made Available to Parent (i) correct and complete copies of the current plan document (and all amendments thereto) for each Company Employee Plan and each Employee Agreement that is in writing, (ii) a written description of each Company Employee Plan and each Employee Agreement that is not in writing, (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, filed with respect to each Company Employee Plan, (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, distributed to participant in each Company Employee Plan, (vi) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, trust agreements, administrative service agreements and group insurance contracts, (vii) all written communications distributed to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which are not reflected in any of the other materials Made Available to Parent pursuant to this subsection (b) and which would result in any material liability to the Company, (viii) all material correspondence to or from any governmental agency during the last three (3) years relating to any Company Employee Plan, (ix) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter, if any, issued with respect to each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(c) The Company and each ERISA Affiliate has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, are not in material default or material violation of, and have no Knowledge of any material default or material violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all Applicable Laws, including but not limited to ERISA or the Code.

(d) Any Company Employee Plan intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Company Employee Plan’s qualified status under the Code, (ii) has a timely filed request for such a determination letter pending with the IRS or has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and to adopt any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.

(e) None of the Company, any ERISA Affiliate or, to the Knowledge of the Company, any other Person has, with respect to any Company Benefit Plan, engaged in a “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 4975 of the Code, Section 408 of ERISA (or any exemption issued thereunder).

(f) There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to

Parent or the Company (other than for benefits accrued as of the termination and administrative expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliate, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to a material penalty or tax with respect to any Company Employee Plan under Sections 4977 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(g) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” within the meaning of Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(h) No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except (i) as may be required by Applicable Law, including, without limitation, COBRA, (ii) disability benefits related to disabilities incurred prior to termination of employment, and (iii) conversion rights; and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except (i) to the extent required by Applicable Law, including, without limitation, COBRA, (ii) disability benefits related to disabilities incurred prior to termination of employment, and (iii) conversion rights.

(i) The Company and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, HIPAA, and any similar provisions of Applicable Law applicable to Employees.

(j) The execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (except as required by Section 411(d)(3)), distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(k) Neither the Company nor any ERISA Affiliate currently nor has it ever had an obligation to maintain, establish, sponsor, participate in or contribute to an International Employee Plan.

3.20 Environmental Matters.

(a) To the Knowledge of the Company, the Company is currently and has been in compliance with all applicable Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the Knowledge of the Company, threatened) by any Person against the Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. In each case, and in all material respects, the Company has obtained, and, to the Knowledge of the Company, is and has at all times been in compliance with all of the terms and conditions of, all Permits that are required under any Environmental Law (“Environmental Permits”) and, to the Knowledge of the Company, has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law. Each such Environmental Permit is set forth in Section 3.20(a) of the Disclosure Schedule.

(b) To the Knowledge of the Company, no physical condition exists on or under any property that may have been caused by the operations or activities of the Company that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability in any material respect to any third party claiming damage to Person or property as a result of such physical condition.

(c) To the Knowledge of the Company, all properties and equipment used in the business of the Company are and have been free of Hazardous Materials except for any Hazardous Materials in small quantities found in products used by the Company for office or janitorial purposes in material compliance with Environmental Laws.

(d) The Company has Made Available to Parent true and complete copies of all internal and external audits and studies relating to compliance with Environmental Laws that is in its possession or control relating to the Company and its operations.

3.21 Material Contracts. Section 3.21 of the Disclosure Schedule sets forth a list of all Material Contracts including the name of the parties thereto, the date of each such Material Contract and each amendment thereto. All Material Contracts are in full force and effect in all material respects. All Material Contracts are valid and enforceable in all material respects against the Company and, to the Knowledge of the Company, against the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting creditors’ rights generally and applicable general principles of equity (regardless of whether considered in a proceeding at law or in equity), and are not in default, no payments or other material obligations are past due, and no circumstance exists that, with or without notice, the passage of time or both, could constitute a material default under any Material Contract by the Company or, to the Knowledge of the Company, by any other party thereto. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract that has not been, in all material respects, fully remedied and withdrawn. Subject to the receipt of any applicable Consents set forth on Section 3.4(b) of the Disclosure Schedule, the consummation of the transactions contemplated in this Agreement or any other Transaction Document to which the Company is a party will not affect the enforceability against any Person of any such Material Contract. The Company has Made Available to Parent true and complete copies of all Material Contracts including all amendments and modifications thereof.

3.22 Insurance.

(a) Section 3.22(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, directors and officers liability, professional liability insurance, errors and omissions insurance, or workers’ compensation coverage and bond and surety arrangements) to which the Company is currently a party: (i) the name, address and telephone number of the agent or broker; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; (iii) the policy number and the period of coverage; and (iv) a list of all premiums paid by policy. Each of such insurance policies is in full force and effect. Each such insurance policy is a legal, valid, binding, and enforceable obligation of the Company, and to the Knowledge of the Company, the insurer party thereto. Neither the Company, nor to the Knowledge of the Company, any other Person, is in material breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and to the

Knowledge of the Company, no event has occurred that, with or without notice or the lapse of time or both, would constitute such a material breach or default, or permit termination, modification or acceleration, under any such insurance policy. To the Knowledge of the Company, no party to any such insurance policy has repudiated any provision thereof. With respect to each such insurance policy: (i) no limit has been exhausted or materially reduced; and (ii) any Knowledge of a material claim has been reported to the appropriate carrier for claims-made reporting procedures. The Company has Made Available to Parent complete and accurate copies of each insurance policy listed on Section 3.22(a) of the Disclosure Schedule.

(b) Section 3.22(b) of the Disclosure Schedule lists all self insurance arrangements affecting the Company.

3.23 Transactions with Related Parties. Except as set forth on Section 3.23 of the Disclosure Schedule, no employee, officer, director or Equityholder of the Company, nor, to the Knowledge of the Company, any member of his or her immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, except to the extent the Company has an obligation to reimburse employees for expenses incurred pursuant to the Company’s expense reimbursement policies. To the Knowledge of the Company, other than as listed on Section 3.23 of the Disclosure Schedule, none of such Persons has any direct or indirect ownership interest in (a) any Person with which the Company is Affiliated or with which the Company has a business relationship or (b) any Person that competes with the Company (other than the ownership of less than one percent of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company). Except as set forth on Section 3.23 of the Disclosure Schedule, to the Knowledge of the Company, no officer, director or Equityholder, nor, to the Company’s Knowledge, any member of his or her immediate family, is, directly or indirectly, a party to any Contract with the Company or its Affiliates.

3.24 Books and Records. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of the stockholders and board of directors of the Company. True and complete copies of the minute books of the Company have been Made Available to Parent and will be delivered to Parent at the Closing.

3.25 Absence of Changes. Since March 31, 2012, there has not occurred any Material Adverse Effect on the Company. Except as set forth on Section 3.25 of the Disclosure Schedule or as otherwise contemplated herein, from such date, the Company has conducted its business only in the ordinary course of business consistent with past practices, and the Company has not:

(a) failed to use commercially reasonable efforts to (i) preserve intact the Company’s present business organization and (ii) preserve its relationships with customers;

(b) failed to use commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its material equipment in accordance with the normal standards of maintenance applicable in the industry;

(c) amended, terminated, or failed to use commercially reasonable efforts to renew any Material Contract, or received any written notice or other notification that any other Person has or intends to take any such actions, in either case other than in the ordinary course of business;

(d) entered into any Contract either (i) that is a Material Contract or (ii) outside the ordinary course of business, other than those that have been Made Available to Parent;

(e) entered into any lease, license, sublease or other occupancy of any Company Facilities by the Company;

(f) accelerated, terminated, modified, or canceled, or received notice of such from any other Person, any Material Contract, other than in the ordinary course of business;

(g) transferred, granted any license or sublicense of any rights under or with respect to any of its Intellectual Property other than in the ordinary course of business consistent with past practice;

(h) made or pledged to make any charitable or other capital contribution in excess of $50,000 in the aggregate;

(i) except as set forth in Section 3.22(i) of the Disclosure Schedule, adopted, terminated or amended any Company Employee Plan or Employee Agreement, made any contribution to any Company Employee Plan or Employee Agreement (other than regularly scheduled contributions) or materially increased in any manner the compensation or benefits of any officer, director, or employee or other personnel (whether employees or independent contractors);

(j) made any oral or written misrepresentation to any employee (that was not subsequently corrected prior to the date of this Agreement) with respect to any material aspect of any Company Employee Plan or Employee Agreement or made any oral or written commitment that is not in accordance with the existing written terms and provision of such Company Employee Plan or Employee Agreement;

(k) commenced or settled any lawsuit by the Company, or been a party to or the subject of the commencement, settlement, notice or, to the Knowledge of the Company, the threat of any lawsuit or proceeding or other investigation against the Company or relating to any of their businesses, properties or assets, or had any reasonable basis for any of the foregoing;

(l) been made aware of any claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company;

(m) hired or terminated any employee or consultant of the Company, promotion, demotion or other change to the employment status or title of any officer of the Company or resignation or removal of any director of the Company;

(n) changed the salary, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company to any of their respective officers, directors, employees or consultants;

(o) adopted or amended any Company Employee Plan, or execution or amendment of any Employee Agreement (other than execution of the Company’s standard at-will offer letter);

(p) entered into any agreement, contract or commitment for the grant by the Company of any severance, termination pay or bonus (in cash or otherwise) to any Employee, including any officer;

(q) acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, or disposed of any material assets except for fair consideration in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices, whether in one or more transactions, in no event involving assets having an aggregate fair market value in excess of $10,000;

(r) mortgaged, pledged, or subjected to any Lien, other than Permitted Encumbrances, any of its assets;

(s) made any loans, advances or capital contributions to, or investment in, any other Person, other than loans or investments by the Company to or in the Company;

(t) entered into any material joint ventures, strategic partnerships or alliances;

(u) except as required by GAAP or Applicable Law, changed any of the accounting principles or practices used by it;

(v) changed its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto, other than in the ordinary course of business;

(w) declared, paid or set aside assets for any dividend or otherwise declared or made any other distribution with respect to its capital stock, or purchased, redeemed or acquired any shares of capital stock or other securities of the Company;

(x) incurred any Indebtedness not in the ordinary of course of business;

(y) failed to pay any Indebtedness or any other account payable as it became due, or materially changed its existing practices and procedures for the payment of Indebtedness or other accounts payable;

(z) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise) in an amount individually in excess of $10,000, other than claims, liabilities or obligations arising in the ordinary course of business;

(aa) cancelled, compromised, waived or released any right or claim other than rights or claims in the ordinary course of business;

(bb) incurred or committed to incur any capital expenditures, capital additions or capital improvements in excess of $10,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(cc) made or changed any material Tax election, adopted or changed any Tax accounting method, entered into any closing agreement or Tax ruling, settled or compromised any Tax claim or assessment, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, surrendered any right to claim a Tax refund, or taken any other action that would have the effect of materially increasing the Tax liability of the Company for any period after the Closing Date or materially decreasing any Tax asset or attribute of the Company existing on the Closing Date; or

(dd) authorized, approved, agreed to or made any commitment to take any actions set forth in this Section 3.25.

3.26 Product Warranties. There is no claim, action, suit or proceeding pending with respect to the product warranty of any product sold or licensed to a customer of the Company, or to the Knowledge of the Company, threatened against the Company. Except as set forth in Section 3.26 of the Disclosure Schedule, no product sold, licensed, distributed or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the Company’s standard indemnities set forth in customer, vendor, consulting, and other agreements, except for such guarantees, warranties and indemnities that are implied under Applicable Law and not disclaimable. The Company has Made Available to Parent copies of the standard terms and conditions of its customer, reseller and partner agreements (containing applicable guaranty, warranty, and indemnity provisions) currently in effect.

3.27 Major Customers. The Company has Made Available to Parent a list of the forty (40) largest customers of the Company by dollar volume of sales during the 12-month period ended December 31, 2011 (the “Major Customers”). The Company is not engaged in any material dispute with any Major Customer and, to the Knowledge of the Company, no Major Customer intends to terminate, limit or reduce its business relations with the Company.

3.28 Foreign Corrupt Practices. Excluding the payment of taxes, custom duties, license fees and other charges required to be paid by Applicable Laws, neither the Company, nor any of its officers, directors, employees or agents has made, offered or agreed to make any loan, gift, donation or other payment, directly or indirectly, to an official of any Governmental Entity in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 et seq. or its equivalent in any jurisdiction where the Company conducts business.

3.29 Disclosures. Neither this Agreement (including any Exhibit or Schedule hereto) nor any other Transaction Document to which the Company is a party contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATION AND WARRANTIES OF PARENT AND THE MERGER SUBS

Parent and the Merger Subs jointly and severally represent and warrant to the Company (with the understanding and acknowledgement that the Company would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement) as follows:

4.1 Organizational Matters.

(a) Organization, Standing and Power to Conduct Business. Each of Parent and each of the Merger Subs is an entity duly organized, validly existing and in good standing under the laws of the state of its respective jurisdiction of incorporation; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to do so would not cause a Material Adverse Effect on Parent.

(b) Charter Documents. Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent, as amended to date and currently in effect (such instruments and documents, the “Parent Charter Documents”). Parent is not in violation of any of the provisions of the Parent Charter Documents.

4.2 Authority and Due Execution.

(a) Authority. Each of Parent and each of the Merger Subs have all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which they are a party and to consummate the transactions contemplated herein or therein. The execution and delivery of this Agreement and the other Transaction Documents to which Parent or a Merger Sub is a party and the consummation by Parent and the Merger Subs of the transactions contemplated herein or therein have been duly authorized by all necessary corporate action on the part of Parent and the Merger Subs and no other corporate proceedings on the part of Parent or either Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Parent or either Merger Sub or to consummate the transactions contemplated herein or therein.

(b) Due Execution. This Agreement and each other Transaction Document to which Parent or either Merger Sub is a party has been, or upon execution and delivery will be, duly executed and delivered by Parent and the Merger Subs and constitutes, or upon execution and delivery will constitute, the valid and binding obligations of Parent and the Merger Subs enforceable against them in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting creditors’ rights generally and applicable general principles of equity (regardless of whether considered in a proceeding at law or in equity).

4.3 Non-Contravention and Consents.

(a) Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document by Parent and the Merger Subs does not, and the performance of this Agreement and each other Transaction Document by Parent and the Merger Subs will not, (i) conflict with or violate the governing documents of Parent or the Merger Subs, in each case as amended to date and currently in effect; (ii) conflict with or violate any Applicable Laws; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Parent or either Merger Sub or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of Parent’s or either Merger Sub’s assets or properties pursuant to, any obligation to which the Parent or either Merger Sub is a party or by which Parent or either Merger Sub may be bound.

(b) Contractual Consents. No Consent under any agreement to which Parent or either Merger Sub is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Parent or either Merger Sub or the consummation of the transactions contemplated herein or therein.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or either Merger Sub in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Parent or either Merger Sub or the consummation of the transactions contemplated herein or therein, except for (i) the filing of other Consents under Antitrust Laws, and the expiration or termination of the applicable waiting periods thereunder, and (ii) the filing of the Certificate of Merger and the Second Step Certificate of Merger with the Secretary of State of the State of Delaware.

4.4 Valid Issuance of Parent Common Stock. The Parent Common Stock, when issued and delivered in accordance with the terms of this Agreement, (a) will be duly and validly issued, fully paid and nonassessable and (b) to the knowledge of the chief executive officer of Parent, upon the date of issuance will be free of restrictions on transfer other than restrictions on transfer that are (i) imposed by or under (x) Parent’s insider trading policy, this Agreement, the Lock-Up Agreements, or any other Transaction Document, (y) applicable state and federal securities laws or (z) a Person other than Parent, or (ii) otherwise outside of Parent’s control.

4.5 SEC Filings; Financial Statements.

(a) Parent has filed with the SEC all forms, reports and documents required to be filed by Parent with the SEC (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act and Securities Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c) No Changes. Since April 30, 2012, there has not occurred a Material Adverse Effect on Parent.

(d) Parent Capitalization. As of April 30, 2012, the authorized capital stock of Parent consisted of 150,000,000 shares of Parent common stock, of which 58,529,937 shares were outstanding. As of April 30, 2012, Parent had stock options and other awards outstanding for 12,082,847 shares of Parent Common Stock and stock options and other awards available for grant for 4,227,906 shares of Parent Common Stock. Since April 30, 2012, the authorized capital stock of Parent has not changed and Parent has not issued any equity securities except through stock option exercises in the ordinary course of business. There are no outstanding contractual obligations or rights of Parent to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business. Except as contemplated in this Agreement or to the extent that Parent otherwise consents in writing, which consent shall not be unreasonably conditioned, delayed or withheld, from the date of this Agreement until the Closing or earlier termination of this Agreement pursuant to Section 9.1, the Company covenants and agrees that the Company will not:

(a) fail to act in the ordinary course of business and consistent with past practices of the Company;

(b) take any action, or fail to take any action, that would be required to be listed on Section 3.25 of the Disclosure Schedule if such action or failure to act had occurred after the date of the Most Recent Balance Sheet Date and prior to the date of this Agreement;

(c) (i) merge or consolidate with or into any other Person; (ii) dissolve or liquidate; (iii) sell, lease or exclusively license all or a substantial portion of its assets; or (iv) permit the sale or transfer of any shares of capital stock or interests therein;

(d) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or other securities of any class or any options, warrants, calls, rights, commitments, agreements, arrangements or undertakings to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of any class (except for the issuance of certificates to any Stockholder in replacement of lost certificates and except for the issuance of stock upon the exercise of Company Options or Company Warrants outstanding as of the date of this Agreement);

(e) change, amend, modify or repeal any provision of the Company Charter Documents;

(f) guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person;

(g) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to claim a Tax refund or file any income, franchise or other material Return (including any amended Return) unless such Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing, or take any other action that would have the effect of materially increasing the Tax liability of the Company for any period after the Closing Date or materially decreasing any Tax asset or attribute of the Company existing on the Closing Date;

(h) except as required by GAAP or Applicable Laws, change any of the accounting principles or practices used by it;

(i) change its practices and procedures in any material respect with respect to the collection of accounts receivable or offer to discount the amount of any account receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto, other than in the ordinary course of business;

(j) fail to pay any Indebtedness or any other accounts payable as they become due, or change in any material respect its existing practices and procedures for the payment of Indebtedness or other accounts payable;

(k) commence a lawsuit, administrative proceeding, mediation, arbitration or other similar proceeding other than relating to or arising out of this Agreement or the agreements and transactions contemplated herein, other than actions for collection instituted in the ordinary course of business;

(l) settle any Legal Proceeding;

(m) change, amend, modify or repeal any provision of the agreement described in Schedule 5.1(m);

(n) make any claim under or reduce the amount of any insurance coverage provided by existing insurance policies;

(o) make any loan to, or enter into any transaction with, any of its Equityholders, directors, officers or employees, including any member of his or her immediate family or Affiliates, as applicable;

(p) enter into any collective bargaining agreement;

(q) declare, pay or set aside assets for any dividend or otherwise or declare or make any other distribution with respect to its capital stock, or purchase, redeem or acquire any shares of capital stock or other securities except as contemplated in this Agreement;

(r) hire or terminate any management-level employee, or grant any bonus, commission or salary increase to any current employee outside the ordinary course of business;

(s) accelerate, amend or change the period of exercisability or vesting of the Company Options or any Company Warrants, authorize cash payments in exchange for the Company Options or otherwise amend, waive or modify any of the terms or provisions of any Company Option or the Stock Plan;

(t) make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any director, officer or other employee of the Company, except payments made pursuant to written agreements existing on the date of this Agreement and described in reasonable detail on Schedule 5.1;

(u) make any representations or commitment or issue any communications to employees of the Company relating to future compensation, benefits or consideration to be received in connection with this Agreement that are inconsistent with this Agreement or the Transaction Documents or the transactions contemplated herein or therein, including any representations regarding offers of employment from Parent;

(v) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company Leases;

(w) make any payment or agreement relating to the surrender, cancellation, amendment or agreement not to exercise any stock option or warrant issued by the Company;

(x) enter into any Material Contract, other than in the ordinary course of business; or

(y) approve, propose, authorize any of, or commit or agree to take any of, the foregoing actions.

5.2 Access and Information. Subject to Applicable Law, until the Closing or earlier termination of this Agreement pursuant to Section 9.1, the Company will afford to Parent, the Merger Subs and their representatives (including accountants and legal counsel), upon reasonable advance notice and during normal business hours, reasonable access to all properties, books, records, financial statements and Returns of the Company and all other information with respect to their business, together with the opportunity to make copies of such books, records, financial statements and other documents and to discuss the business of the Company with such directors, officers and counsel for the Company as Parent or either Merger Sub may reasonably request for the purposes of familiarizing itself with the Company.

5.3 Reserved.

5.4 Third Party Consents; Modifications and Termination of Contracts. After the date of this Agreement and prior to the Effective Time, the Company will use its best efforts to obtain each Consent identified on Schedule 7.2(d)(i). Notwithstanding anything to the contrary herein, if the lessor or licensor under any Company Lease or other arrangement set forth on Schedule 7.2(d)(i) conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), and/or the provision of additional security (including a guaranty), at or prior to the Closing, the Company shall be solely responsible for and shall make all such payments and/or provide all such additional security and the terms thereof shall be subject to Parent’s approval, which approval will not be unreasonably conditioned, delayed or withheld. After the date of this Agreement and prior to the Effective Time, the Company will use its commercially reasonable efforts to obtain each Consent under any Contract identified on Schedule 7.2(d)(ii).

5.5 Notification of Certain Matters. The Company will give prompt notice to Parent of (a) the discovery of any event, condition, fact or circumstance that causes, caused, constitutes or constituted a breach or inaccuracy in any material respect of any representation or warranty of the Company contained in this Agreement and (b) the failure of the Company to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification will affect the representations and warranties of the parties hereto or the conditions to their respective obligations hereunder.

5.6 Company Transaction Costs. No later than three (3) Business Days prior to the Closing Date, the Company shall provide an estimate of the amount, in the aggregate, of all unpaid Company Transaction Costs as of the Effective Time and shall provide Parent with a certificate setting forth (a) the identity of each Person that is to be paid any Company Transaction Costs; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person. The Company will not incur any Company Transaction Costs in excess of the amounts set forth in the certificate referenced in the preceding sentence.

5.7 Pay-Off Letters. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Parent the executed Pay-Off Letters, in form reasonably acceptable to Parent, stating the amount necessary to fully satisfy the Indebtedness set forth on Schedule 5.7(i) hereto. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Parent the executed Pay-Off Letters, in form reasonably acceptable to

Parent, stating any unpaid Company Transaction Costs set forth in the certificate delivered pursuant to Section 5.6 including (a) the amounts required to pay off in full at the Closing the Indebtedness owing to such creditor (including, but not limited to, the outstanding principal, accrued and unpaid interest and prepayment and other penalties); (b) upon payment or conversion of such amounts, a confirmation that no further Indebtedness or Company Transaction Costs are payable to such Person by the Company, Parent, the Merger Subs, the Interim Surviving Corporation and the Final Surviving Entity; and (c) the commitment of such creditor to release all Liens, if any, which they may hold on any of the assets of the Company within five (5) Business Days after the Closing Date, which Pay-Off Letters will be updated, as necessary, on the Closing Date. Each such creditor and the amount necessary to fully satisfy the Indebtedness owing to such creditor at the Closing are set forth on Section 3.6(a)(ii) of the Disclosure Schedule.

5.8 Acquisition Proposals.

(a) No Solicitation. From the date of this Agreement through the earlier of the termination of this Agreement or the Effective Time, without the prior consent of Parent, none of the Company or any of the employees, officers, directors, agents, stockholders or representatives of the Company, will, and the Company will cause its and its Affiliates’ employees, officers, directors, agents, stockholders and representatives not to (and will not authorize any of them to), directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to the Company; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to the Company; (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to the Company, except as to the existence of these provisions; (iv) approve, endorse, recommend or submit to a vote of its stockholders any Acquisition Proposal with respect to the Company; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated therein with respect to the Company. The Company represents and warrants to Parent that the Company has ceased any and all activities, discussions or negotiations with any third parties conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal with respect to the Company.

(b) Notification of Unsolicited Acquisition Proposals. From the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, promptly after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that it reasonably believes could lead to an Acquisition Proposal, the Company will provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a true and complete copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry.

5.9 Resignations of Directors and Officers. The Company will cause all of its directors and officers to deliver their written resignations to Parent, which resignations will be effective on or immediately before the Effective Time and will be in form and substance reasonably satisfactory to Parent.

5.10 Employment Arrangements. As of the Effective Time, each Employee of the Company as of the date of this Agreement shall continue to be employed by the Interim Surviving Corporation and the Final Surviving Entity upon the same terms and conditions as they were previously employed by Company (each a “Continuing Employee”). In the event Parent, the Interim Surviving Corporation or the Final Surviving Entity terminates any Continuing Employee without cause within six months following the Closing, Parent shall pay such Continuing Employee (i) severance in an amount equal to not less than two weeks of such Continuing Employee’s then-current base salary, (ii) wages earned but unpaid through the date of such termination, and (iii) all accrued and unpaid vacation and PTO.

5.11 New Employment Benefits. As of the Closing Date, Continuing Employees shall be eligible to continue to receive substantially similar employee benefits to those provided by the Company prior to the Effective Time or provided by Parent to similarly situated employees. Parent, the Interim Surviving Corporation and/or the Final Surviving Entity may, thereafter, elect to provide employee benefits to the Continuing Employees consistent with Parent’s applicable human resources policies; provided, however, there shall be no lapse in coverage with respect to any welfare benefits in connection with the enrollment in such new benefits plans. Sections 5.10 or 5.11 shall not be construed as requiring Parent or any of its Affiliates to continue benefit plans or the employment of any specific person for a particular length of time. No employee of the parties or their respective subsidiaries shall be a third party beneficiary of Sections 5.10 or 5.11.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Governmental Consents. Promptly following the execution of this Agreement, the parties hereto will proceed to prepare and file with the appropriate Governmental Entities such Consents that are necessary, if any, in order to consummate the transactions contemplated in this Agreement and will diligently and expeditiously prosecute, and will cooperate fully with each other in the prosecution of, such matters.

6.2 Section 280G. The Company shall, promptly following the execution of this Agreement, submit to all Stockholders for approval (in a manner satisfactory to Parent) any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (A) a vote of the Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Stockholder Approval”), or (B) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the stockholder vote.

6.3 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to approval by Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

6.4 Tax Covenants.

(a) Filing of Returns; Payment of Taxes. Parent shall prepare or cause to be prepared all Returns of the Company required to be filed after the Closing Date for all Pre-Closing Tax Periods and all Straddle Periods. Such Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law. Not later than thirty days prior to the due date for filing any such Return that is an income tax Return and ten days prior to the due date for filing any such Return that is not an income tax Return, Parent shall deliver or cause to be delivered a copy of such Return, together with all supporting documentation and workpapers, to the Representative for its review and comment and Parent will consider in good faith the reasonable comments of the Representative. Parent will cause such Return to be timely filed and will provide a copy to the Representative; provided, however, that Parent shall not be required to deliver any such Return for which the due date for filing is thirty days or less after the Closing Date or any payroll tax Return. Not later than five days prior to the due date for payment of Taxes with respect to any Return for a Pre-Closing Tax Period or Straddle Period, the Equityholders shall pay to Parent their respective shares of any such Taxes with respect to such Return as determined in accordance with this Agreement that are Unpaid Pre-Closing Taxes or in Parent’s sole discretion such Taxes shall be distributed to Parent by the Escrow Agent from the Escrow Amount upon the written instructions of Parent, except to the extent such Taxes are included as liabilities in the calculation of the Final Adjustment Amount.

(b) Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any Taxes that is attributable to any Pre-Closing Tax Period or the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes not described in Section 6.4(b)(ii) below, deemed equal to the amount that would be payable if the Tax period of the Company ended with (and included) the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c) Cooperation on Returns and Tax Proceedings. Parent, the Company, and the Representative shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company. Such cooperation shall, as applicable, include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, and the Representative agree (i) to retain, or cause to be retained, all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records. Parent and the Representative further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Parent or the Company (including with respect to the transactions contemplated herein). Notwithstanding the above, and for the avoidance of doubt, the control and conduct of any Tax Proceeding that is a Third-Party Action shall be governed by Section 10.6.

(d) Transfer Taxes. Parent and the Equityholders will each be responsible for the payment of 50% of all transfer, sales, use, value added, goods and services, stamp, registration or other similar Taxes, if any, resulting from the transactions contemplated in this Agreement or any other Transaction Document (“Transfer Taxes”).

6.5 Efforts To Consummate. Subject to the terms and conditions of this Agreement, each party to this Agreement shall act in good faith and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, required under Applicable Law in order to consummate the transactions contemplated herein as expeditiously as reasonably practicable, including (a) obtaining all Consents of any Person which are required for or in connection with the consummation of the transactions contemplated herein and by the other Transaction Documents; (b) taking any and all reasonable actions necessary to satisfy the conditions to the obligations of the other parties hereto as set forth in ARTICLE VII; (c) executing and delivering all documents reasonably requested by the Escrow Agent; and (d) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. Each party hereto shall refrain from taking any action to frustrate, hinder or delay the satisfaction of closing conditions for the Closing of the transactions contemplated in this Agreement.

6.6 Confidentiality. No party shall, and each party will cause its Affiliates not to, disclose to any Person, either directly or indirectly, this Agreement, the Transaction Documents, the transactions to be performed in connection with this Agreement or the Transaction Documents, and the terms and conditions of each of the foregoing, unless otherwise required by Applicable Laws (in which case the disclosing party will provide sufficient advance written notice of such disclosure to allow the other party reasonable time to seek temporary, interim or permanent injunctions to such disclosure with the appropriate Governmental Entities), without the prior written consent of the other party; provided, that each of the parties hereto may disclose such information to its Equityholders, directors, officers, employees, agents, or advisors (including attorneys, accountants and financial advisors), who need to know such information to consummate the transactions contemplated in this Agreement and who are bound by confidentiality obligations to such party of at least as high a standard as those imposed on such party under this Agreement, and provided further, that Parent may provide information concerning this Agreement and the transactions contemplated herein, including delivery of copies of this Agreement or the Transaction Documents (i) to underwriters and others in connection with the registration of its securities under the Securities Act and any applicable state blue sky laws, as it may deem necessary or appropriate in connection with a proposed public offering of its securities, and (ii) as otherwise may be required (a) pursuant to the Securities Act or the Exchange Act, (b) pursuant to any listing agreement with any national securities exchange or the Financial Industry Regulatory Authority, Inc. or (c) by law, and provided further the prohibition in this section shall not apply to the information in Parent’s press release provided to the Company or to information that is or becomes generally available to the public other than as a result of a breach of the obligations in this section, and provided further, that the Representative may disclose such information to the Equityholders after the Closing who need to know such information in connection with the transactions contemplated in this Agreement, including matters described in any Claim Certificate, and who are bound by confidentiality obligations to the Representative of at least as high a standard as those imposed on Representative under this Agreement.

After the Closing, Parent may provide information with respect to this Agreement and the transactions contemplated herein, including the delivery of copies of this Agreement or the Transaction Documents as may be required under any Applicable Law or considered appropriate in connection with any proposed financing, transaction or other business matter undertaken by Parent. The Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to and shall cause its officers, directors, stockholders, employees, agents, representatives and Affiliates not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws.

6.7 Assumption of In-the-Money Company Options. At the Effective Time, each In-the-Money Company Option that is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such In-the-Money Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Stock Plan and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time and the Equity Exchange Ratio, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Common Stock at which such option was exercisable immediately prior to the Effective Time by the Equity Exchange Ratio, (iii) no assumed option may be “early exercised” (i.e., an assumed option may be exercised for shares of Parent Common Stock only to the extent the assumed option is vested at the time of exercise pursuant to the applicable vesting schedule), and (iv) the Company shall either cash out or require the exercise of Company Options held by Employees who are not providing services to the Company as of immediately prior to the Effective Time; provided, however, that the Company shall not cause any such Company Options to be exercised to the extent it shall result in the failure of the Company’s representation in Section 3.2(d) to be true as of the Effective Time. It is the intent of the parties hereto that to the extent permitted by Applicable Law, all assumed options in respect of In-the-Money Company Options that prior to the Effective Time were intended to qualify as incentive stock options under the Code or as non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive stock options under the Code or as non-qualified stock options under the Code, respectively, and that all assumed In-the-Money Company Options shall be assumed and adjusted in a manner consistent with Section 409A of the Code. Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding In-the-Money Company Option a document evidencing the foregoing assumption of such option by Parent. Within twenty (20) calendar days after the Effective Time, Parent will use commercially reasonable efforts to file a registration statement on Form S-8 that will register the Parent Common Stock subject to assumed In-the-Money Company Options, to the extent permitted under applicable securities laws, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses delivered with respect to such shares) for so long as such options remain outstanding. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 6.7 and Section 2.8 under the Stock Plan and Company Option agreements, including making necessary amendments to any Company Options, delivering all required notices and obtaining any required consents. Any materials to be submitted to the holders of Company Options in connection with the transactions contemplated by this Section 6.7 or Section 2.8 shall be subject to review and approval by Parent, such approval not to be unreasonably withheld or delayed.

6.8 Indemnification; Tail Insurance.

(a) The Interim Surviving Corporation and Final Surviving Entity shall provide, with respect to each present or former director and officer of the Company (each, a “Company Indemnified Party”), the indemnification rights (including any rights to advancement of expenses) that such Company Indemnified Parties had immediately prior to the Effective Time, whether under applicable law, the Company’s Certificate of Incorporation or any Contract between the Company and any present or former officer or director of each. The bylaws and articles of incorporation of the Interim Surviving Corporation and Final Surviving Entity shall contain provisions no less favorable with respect to indemnification than are set forth in the Company’s Certificate of Incorporation immediately prior to the Effective Time, which provisions shall not be amended or repealed for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Company Indemnified Parties, unless such modification shall be required by law. The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law or Contract, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.

(b) Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy in a form mutually acceptable to the Company and Parent (the “D&O Tail”) for the Company Indemnified Parties. The D&O Tail purchased by the Company shall provide such directors and officers with coverage for six (6) years from and after the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Company’s existing directors’ and officers’ liability insurance policy in effect on the date of this Agreement (the “Current D&O Policy”). For the period of six (6) years from and after the Effective Time, Parent shall not, and shall cause the Interim Surviving Corporation and Final Surviving Entity not to, cancel, amend or otherwise limit the D&O Tail or the Current D&O Policy and will exercise commercially reasonable efforts to assist any Company Indemnified Party in making claims thereunder.

6.9 Non-competition Obligations. Prior to or concurrent with the execution of this Agreement, the Company shall cause each of the Significant Employee Owners to execute and deliver to Parent a Non-Competition Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation. The respective obligations of the Company, Parent and the Merger Subs to effect the transactions contemplated in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived, in whole or in part, by the Company and Parent or the Merger Subs:

(a) Consents and Approvals. The Company, Parent and the Merger Subs shall have obtained from each Governmental Entity all approvals, waivers and Consents, if any, necessary to consummate the transactions contemplated in this Agreement and the other Transaction Documents.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated in this Agreement or any other Transaction Document shall be in effect.

(c) Conduct of Business. No action will have been taken, nor any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) will have been enacted, by any Governmental Entity that has the effect of materially limiting or restricting Parent’s, either Merger Sub’s, the Interim Surviving Corporation’s, the Final Surviving Entity’s, any of their Affiliates or the Company’s conduct or operation of its business following the Closing, nor will any proceeding seeking any of the foregoing be pending or threatened.

(d) No Action. No action shall have been taken, nor any statute, rule or regulation shall have been enacted, by any Governmental Entity that makes the consummation of the transactions contemplated in this Agreement or any other Transaction Document illegal.

7.2 Conditions to Obligation of Parent and the Merger Subs. The obligation of Parent and the Merger Subs to effect the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, however, that for any portion of such representations and warranties that are qualified by Material Adverse Effect or materiality, such portion shall be true and correct in all respects. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed all obligations in all material respects required to be performed by it under this Agreement at or prior to the Effective Time. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Material Adverse Effect. No event or conditions shall have occurred prior to the Closing Date or be reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has had or is reasonably likely to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(d) Consents Under Agreements. Parent shall have been furnished with evidence reasonably satisfactory to it of the Company’s receipt of each Consent or approval of each Person that is a party to a Contract identified on Schedule 7.2(d)(i) (including evidence of the payment of any required payment), and such consent or approval will be in form and substance reasonably satisfactory to Parent.

(e) Contract Modifications and Terminations. The Company and each party to a Contract set forth on Schedule 7.2(e) shall have executed and delivered terminations, amendments or modifications to each such Contract as described on Schedule 7.2(e) in form and substance satisfactory to Parent in its reasonable discretion.

(f) Stockholder Approval; Joinder Agreement. The Requisite Stockholder Approval shall have been received and the holders of (i) at least 93% of the shares of Common Stock and Preferred

Stock outstanding on the date of this Agreement, voting together as a class on an as converted basis, (ii) at least 90% of the shares of Common Stock outstanding on the date of this Agreement and (iii) at least 95% of the shares of Preferred Stock outstanding on the date of this Agreement, shall have approved and adopted this Agreement, the Merger and the other transactions contemplated herein, and no such approval and adoption shall have been withdrawn, rescinded or otherwise revoked, and each of such holders and Equityholders who hold at least one percent (1%) of the Fully-Diluted Company Stock upon shall have executed and delivered to Parent a Joinder Agreement and/or Letter of Transmittal. The holders of In-the-Money Company Options representing the option to purchase 90% of all of the shares of Common Stock subject to all outstanding In-the-Money Company Options shall have executed and delivered to Parent a Joinder Agreement. Each Equityholder shall have executed and delivered to Parent an Underwriter Lock-Up Agreement and Parent Lock-Up Agreement.

(g) Legal Opinion. Parent shall have received from Perkins Coie LLP, counsel to the Company, an opinion dated the Closing Date, in substantially the form attached hereto as Exhibit H.

(h) Resignation of Directors and Officers. The directors and officers of the Company shall have delivered the resignation described in Section 5.9, and each such resignation shall be effective immediately prior to the Effective Time.

(i) [Intentionally Omitted]

(j) Pay-Off Letters. Parent will have received from each Person set forth on Schedule 5.7, a Pay-Off Letter, in the form and substance described herein and reasonably satisfactory to Parent in its reasonable discretion, addressed to Parent and the Company and signed by the Person to receive such payment.

(k) Certificates of Good Standing. The Company will have provided Parent with a certificate, dated no more than ten (10) days prior to Closing, from the Secretary of State of the State of Delaware, the Secretary of State of the State of California and each other jurisdiction in which the Company is organized or qualified to do business, as to the Company’s good standing.

(l) Termination of 401(k) Plan. Parent shall have received from the Company evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be, (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date.

(m) Section 280G Payments. With respect to any payments or benefits that Parent determines may constitute a Section 280G Payment, the Stockholders of the Company shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to any Section 280G Payments.

(n) Termination of Company Warrants. Parent shall have received from the Company evidence reasonably satisfactory to Parent that each Company Warrant shall have been exercised and/or terminated, such exercise or termination to be effective on or before the Effective Time.

(o) [Intentionally Omitted]

(p) Financial Statements. Parent shall have received: (i) the unaudited balance sheet for the three month period ending March 31, 2012, and the related unaudited statements of income, cash flow and stockholders’ equity for the three month period then ended, reviewed by the Company’s independent accountants in accordance with SAS 100, (ii) the unaudited balance sheet for the one month period ending April 30, 2012, and the related unaudited statements of income, cash flow and stockholders’ equity for the one month period then ended, and (iii) a letter from the Company’s auditors to the effect that they know of no reason why they would not deliver consent to file the Required Financials with the SEC or incorporate the Required Financials into a registration statement or deliver a comfort letter, if requested, to an underwriter in connection with a public offering of Parent’s securities.

(q) Compliance with Laws. The offer and sale of Parent securities pursuant to or as otherwise contemplated in this Agreement or the Transaction Documents shall be qualified or exempt from registration or qualification under all applicable federal and state securities laws. No waiting periods shall be required under the Antitrust Laws.

(r) Amendment of Certificate of Incorporation. Prior to the Closing, the Company shall amend its Certificate of Incorporation (i) to provide that any consideration paid to the Equityholders as a result of the transaction contemplated in this Agreement and the Transaction Documents, shall be paid in accordance with this Agreement and (ii) to delete any Equityholder notice requirements relating to the Merger.

(s) IP Assignment Agreements. Parent shall have received a countersigned IP Assignment Agreement in the form of Exhibit J attached hereto from each consultant to the Company listed in Schedule 7.2(s).

(t) Cash Out Options. The Company shall have cashed out or otherwise required the exercise of Company Options held by each Person holding a Company Option who is no longer employed by the Company as of immediately prior to the Effective Time; provided, however, that the Company shall not have required any such Company Options to be exercised to the extent it shall result in the failure of the Company’s representation in Section 3.2(d) to be true as of the Effective Time.

(u) Non-Competition Agreements. Each of the Significant Employee Owners shall have executed and delivered to Parent a Non-Competition Agreement and shall not have taken any action which would be prohibited thereby were such agreement in effect at the time of such action, and such Non-Competition Agreement shall be in effect immediately prior to the Effective Time.

(v) European Privacy Legal Requirements. Parent shall have received evidence of the Company’s safe harbor certification which shall be valid as of the Effective Time.

(w) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at the Closing by the Company pursuant to Section 8.1(b) of this Agreement shall have been delivered.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, however, that for any portion of such representations and warranties that are qualified by Material Adverse Effect or materiality, such portion shall be true and correct in all respects. The Company shall have received a certificate signed on behalf of Parent by the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and the Merger Subs. Each of Parent, Merger Subsidiary I and Merger Subsidiary II shall have performed in all material respects all obligations required to be performed respectively by them under this Agreement at or prior to the Effective Time. The Company shall have received an unqualified certificate signed on behalf of Parent, Merger Subsidiary I and Merger Subsidiary II by the chief financial officer of Parent to such effect.

(c) Material Adverse Effect. No event or conditions shall have occurred prior to the Closing Date or be reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has had or is reasonably likely to have a Material Adverse Effect on Parent.

(d) Certificates of Good Standing. Parent will have provided the Company with a certificate, dated no more than ten (10) days prior to Closing, from the Secretary of State of the jurisdiction of incorporation as to the Parent’s, Merger Subsidiary I’s and Merger Subsidiary II’s good standing.

(e) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at Closing by Parent and the Merger Subs pursuant to Section 8.1(a) of this Agreement shall have been delivered.

ARTICLE VIII

CLOSING

8.1 Actions to Occur at Closing.

(a) At the Closing, Parent and the Merger Subs shall deliver or pay, as the case may be, the following as required in the applicable provisions of this Agreement:

(i) Closing Payments. To the Equityholders and the other payees identified in Section 2.12, by wire transfers of immediately available funds, subject to Section 2.12, the payments required to be made by Parent under Section 2.12(a);

(ii) Certificates. The certificates described in Sections 7.3(a) and 7.3(b);

(iii) Secretary’s Certificate. A certificate executed by the secretary of each of the Parent, Merger Subsidiary I and Merger Subsidiary II certifying that attached thereto are true and complete copies of the resolutions of the Parent’s and Merger Subsidiary’s board of directors and Merger Subsidiary II’s sole manager, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein, which resolutions shall not have been modified, rescinded or revoked; and

(b) At the Closing, the Company shall deliver to Parent the following:

(i) Certificate. The certificates described in Sections 7.2(a), 7.2(b) and 7.2(c);

(ii) Secretary’s Certificate. A certificate executed by the secretary of the Company certifying that attached thereto are true and complete copies of the resolutions of the Company’s board of directors, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein, which resolutions shall not have been modified, rescinded or revoked;

(iii) Closing Capitalization Schedule. A spreadsheet which will be certified as complete and correct by the chief executive officer and chief financial officer of the Company as of immediately prior to the Effective Time setting forth (A) each Stockholder, the respective addresses of each Stockholder as set forth on the stock records of the Company, whether such Stockholder is an Escrow Participant, the number, class and series of shares of Company Capital Stock held of record by each Stockholder, the date of acquisition and, with respect to Company Capital Stock acquired on or after January 1, 2011, the tax basis; (B) each Company Option holder, the respective addresses of each Company Option holder as set forth on the stock records of the Company, the number of shares of Common Stock vested immediately prior to the Effective Time, including each Company Option that vests contingent upon the Merger, and issuable immediately prior to the Effective Time under the Company Options held by each such Company Option holder, and the number of shares of Common Stock subject to the portion of each Company Option that will be unvested immediately prior to the Effective Time, the exercise price and the vesting schedule for such unvested portion of the Company Options; (C) the Pro Rata Share of each Equityholder and the Escrow Participant Pro Rata Share of each Escrow Participant; and (D) the amount payable to each Equityholder pursuant to Section 2.6 (collectively, the “Closing Capitalization Schedule”);

(iv) Exchange Agent Schedule. A spreadsheet in form and substance reasonably acceptable to the Exchange Agent which will be certified as complete and correct by the chief executive officer and chief financial officer of the Company as of immediately prior to the Effective Time setting forth each Stockholder, the respective addresses of each Stockholder as set forth on the stock records of the Company, the number, class and series of shares of Company Capital Stock held of record by each Stockholder, the date of acquisition and, with respect to Company Capital Stock acquired on or after January 1, 2011, the tax basis and such other information as shall reasonably be requested by the Exchange Agent.

(v) Certificate of Non-Foreign Status. Either (i) a certificate of non-foreign status of each Stockholder that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) or (ii) a certificate by the Company to the effect that the Company is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation and, accordingly, the securities of the Company are not U.S. real property interests, that meets the requirements of Treasury Regulation Section 1.1445-2(c)(3); and

(vi) Corporate Records. The original minute book of the Company.

(c) Upon the satisfaction or waiver of the conditions to the Closing set forth in ARTICLE VII, pursuant to Section 2.2, the Company and Parent each shall cooperate to cause the Certificate of Merger and the Second Step Certificate of Merger to be properly executed and filed with the Secretary of State of the State of Delaware.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time;

(a) By the mutual written consent of Parent and the Company;

(b) By Parent, in the event of any breach in any material respect by the Company of any of its representations, warranties, covenants or agreements contained herein and, in the case of any breach of any covenant hereunder, either (i) such breach cannot be cured or (ii) if it can be cured, such breach has not been cured prior to the first to occur of (x) 5:00 p.m. (Central Time) on the date that is 20 days following receipt by the Company of written notice of such breach or (y) 5:00 p.m. (Central Time) on the date immediately preceding the Termination Date;

(c) By the Company, in the event of any breach in any material respect by Parent or either Merger Sub of any of Parent’s or either Merger Sub’s representations, warranties, covenants or agreements contained herein and, in the case of any breach of any covenant hereunder, either (i) such breach cannot be cured or (ii) if it can be cured, such breach has not been cured prior to the first to occur of (x) 5:00 p.m. (Central Time) on the date that is 20 days following receipt by the breaching party of written notice of such breach or (y) 5:00 p.m. (Central Time) on the date immediately preceding the Termination Date;

(d) By Parent or the Company, if any court of competent jurisdiction in the United States or other Governmental Entity will have issued a final and non appealable order, decree or ruling permanently restraining, rejoining or otherwise prohibiting the consummation of any material transaction contemplated herein;

(e) By Parent if any event or condition has occurred or is reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has or is reasonably likely to have a Material Adverse Effect on the Company;

(f) By the Company if any event or condition has occurred or is reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has or is reasonably likely to have a Material Adverse Effect on Parent;

(g) By Parent, if the Requisite Stockholder Approval has not been received within four hours following the execution of this Agreement;

(h) By Parent or the Company, if at 5:00 p.m. (Central Time) on the date which is sixty (60) days from the date of this Agreement (the “Termination Date”) any condition to Closing has not then been satisfied or waived, unless such date is extended by the written agreement of Parent and the Company; provided that the right to terminate this Agreement shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the transactions contemplated herein to occur on or before the Termination Date.

9.2 Notice of Termination. Any party to this Agreement desiring to terminate this Agreement pursuant to Section 9.1 will give written notice of such termination to the other parties to this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties hereto under this Agreement will be terminated without further liability of any party to the other; provided, that nothing herein will relieve any party from liability for its breach of this Agreement prior to such termination.

ARTICLE X

SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

10.1 Survival.

(a) The representations and warranties of the Company set forth in this Agreement, or in any certificate delivered by the Company pursuant to this Agreement shall survive the Closing and the Effective Time for a period of twelve (12) calendar months following the Closing Date; provided, however, that (i) in the event of fraud or intentional misrepresentation of a representation or warranty, such representation or warranty shall survive the Closing until after the expiration of the statutes of limitations applicable to the matters referenced therein, (ii) the representations and warranties of the Company set forth in Sections 3.11(e) and 3.11(o) (specified sections of Intellectual Property and Related Matters) and Section 3.13 (Privacy and Data Protection) shall survive the Closing and the Effective Time until the date that is eighteen (18) months after the Effective Time, and (iii) the representations and warranties of the Company set forth in Section 3.2(a), (d) and (e) (Capital Structure), Section 3.3 (Authority), Section 3.8 (Tax Matters), Section 3.9 (Title to Property and Assets), Section 3.15 (Brokers’ and Finders’ Fees), and Section 3.6(b) (Company Transaction Costs) shall survive the Closing and the Effective Time until after the expiration of the statutes of limitations applicable to the matters referenced therein. Notwithstanding the foregoing, to the extent a representation or warranty of the Company set forth in this Agreement, or in any certificate delivered by the Company pursuant to this Agreement, is subject to a pending claim for indemnification set forth in a Claim Certificate delivered prior to the expiration of the survival period for such representation or warranty pursuant to this Section 10.1(a), such representation or warranty shall survive solely with respect to such pending claim until such claim is resolved. The representations and warranties referenced in the foregoing clause (iii) are referred to individually as a “Fundamental Representation” and collectively, as the “Fundamental Representations”). The applicable period referenced in this Section 10.1(a) with respect to a representation or warranty shall be referred to as the “Applicable Expiration Date” for such representation or warranty. Notwithstanding any other provision in this Agreement, the parties hereto acknowledge that the survival periods set forth in this Section 10.1 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’ length negotiations among the parties and it is the intention of the parties hereto that the foregoing survival periods and expiration dates supersede any statute of limitations applicable to such representations and warranties. The parties further acknowledge that the time periods set forth in this Section 10.1(a) and elsewhere in the Agreement may be shorter than otherwise provided by law.

(b) The representations and warranties of Parent and the Merger Subs set forth in this Agreement, or in any certificate or other instrument required to be delivered pursuant to this Agreement or in connection with the transactions contemplated in this Agreement, shall survive for a period of twelve (12) calendar months following the Closing Date.

(c) The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

10.2 Indemnification.

(a) From and after the Effective Time, the Equityholders (each, also an “Indemnifying Party”) shall severally and not jointly indemnify and hold harmless Parent, the Interim Surviving Corporation and Final Surviving Entity, and each officer, director, employee, consultant, stockholder, Affiliate, agent and other representative of any of Parent, the Interim Surviving Corporation, the Final Surviving Entity or each member of an ERISA Group in which Parent, the Interim Surviving Corporation or the Final Surviving Entity is a member (each, also an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all losses, liabilities, damages (excluding punitive damages or Special Damages except to the extent such punitive damages or Special Damages are paid or payable to a third party), deficiencies, suits, interest, awards, judgments, Taxes, penalties, fines, costs, fees and expenses, including court costs, reasonable attorneys’ fees, costs and expenses, and reasonable consultants’ fees, costs and expenses, and reasonable expenses incurred in investigating, preparing for, defending against, or settling in connection with any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”), as a result of, related to, arising out of or in connection with:

(i) (A) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement as of the date of this Agreement, and (B) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement, or in the certificates delivered by the Company pursuant to this Agreement, as the case may be, as of the Closing Date as if such representations and warranties had been made at and as of the Closing (other than, in the case of both (A) and (B) above, the representations and warranties of the Company as of a specified date, as to which the inaccuracy, misrepresentation or breach of which shall be measured as of such date);

(ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement;

(iii) any Unpaid Pre-Closing Taxes that are not included as liabilities in the calculation of the Final Adjustment Amount;

(iv) any Company Transaction Costs that are not paid or satisfied as of the Closing Date that are not included as a liability in the calculation of the Closing Adjustment Amount or the Final Adjustment Amount (“Excess Company Transaction Costs”);

(v) any fraud or intentional misrepresentation on the part of the Company or any Equityholder (collectively, “Misrepresentation Matters”);

(vi) any payments in respect of Dissenting Shares in excess of the amount that otherwise would have been payable or issuable in respect of such shares under Article II if such shares were not Dissenting Shares (the “Dissenting Share Payments”);

(vii) all unpaid Indebtedness on the Closing Date that is not included as a liability in the calculation of the Final Adjustment Amount (“Excess Company Debt”);

(viii) any negative Final Adjustment Amount (“Shortfall Amount”); and

(ix) any of the matters disclosed on Schedule 10.2 hereto.

(b) For the purpose of this ARTICLE X, when determining the amount of Losses paid, sustained, suffered, incurred or accrued, directly or indirectly, as a result of, related to, arising out of, or in connection with, as applicable, (i) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty of the Company set forth in this Agreement, or any certificate delivered by the Company pursuant to this Agreement, whether as of the date of this Agreement or as of the Closing Date, or (ii) any breach or non-fulfillment of any covenant or other agreement of the Company set forth in this Agreement, or any certificates required to be delivered pursuant to this Agreement, that is qualified in scope as to materiality or a “Material Adverse Effect” such representation, warranty, covenant or certificate shall be deemed to be made or given without such materiality qualification or qualification as to a “Material Adverse Effect”; provided, however, such materiality qualification or qualification as to “Material Adverse Effect” shall be given their full effect when determining the threshold issue of whether any inaccuracy, misrepresentation, breach or non-fulfillment has occurred with respect to any representation, warranty, agreement or covenant given or made by the Company.

(c) Nothing in the Agreement shall limit the remedies of any Indemnified Parties under any document or agreement other than this Agreement, the related Schedules and the certificates required to be delivered pursuant to this Agreement.

(d) The Indemnifying Parties (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement of expenses from the Interim Surviving Corporation or Final Surviving Entity or Parent with respect to any Loss recoverable by any of the Indemnified Parties, except for contractual obligations to such Indemnifying Parties contemplated in this Agreement.

(e) The parties hereto acknowledge and agree that any Indemnified Party may deal directly with the Representative with respect to any indemnification claim and the Indemnifying Parties will be bound by any action or agreement of the Representative made on their behalf.

10.3 Indemnification Limitations.

(a) Notwithstanding anything to the contrary in this Agreement or the Transaction Documents except for the limitation imposed by the statute of limitations as provided in Section 10.1, there shall be no limit on liability for indemnification or otherwise with respect to Misrepresentation Matters; provided, however, notwithstanding the foregoing, the maximum liability of any Indemnifying Party pursuant to Section 10.2(a)(v) who does not have knowledge of the Misrepresentation Matter that has resulted in a Loss hereunder shall be limited to the portion of the Total Merger Consideration paid or payable to such Indemnifying Party (less all amounts that have, as of such time, already been paid by such Indemnifying Party to Indemnified Parties as a result of other indemnification claims or as otherwise provided in this Agreement) applied on a several basis. Except with respect to Misrepresentation Matters, with respect to Section 10.2(a), from and after the Effective Time, (1) (x) in the case of any indemnification claim as a result of, related to, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, any of the Fundamental Representations (the “Fundamental Representation Claims”), or (y) in the case of any indemnification claim as a result of, related to, arising out of or in connection with clauses (ii), (iii), (iv) or clause (ix) of Section 10.2(a) (together with the Fundamental Representation Claims, the “Exceptional Claims”), the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of the Total Merger Consideration actually paid or payable by Parent to the Indemnifying Parties (including amounts held in the Escrow Fund), (2) in the case of any indemnification claim as a result of, related to, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, any of the representation and warranties set forth in Sections 3.11(e) and 3.11(o) (specified sections of Intellectual Property and Related Matters) (such indemnification claims described in this clause (2), the “IP Claims”), the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of the Escrow Amount plus $20,000,000 (the “IP Cap”), and (3) in the case of indemnification for all other claims under Section 10.2(a), the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties in excess of the Escrow Amount.

(b) Except in the case of Misrepresentation Matters, Exceptional Claims and IP Claims, from and after the Effective Time, the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties pursuant to Section 10.2(a) for any indemnification claim thereunder until the aggregate amount of all Losses claimed under Section 10.2(a) exceeds $500,000 (at which point the Indemnifying Parties will be obligated to indemnify the Indemnified Parties against all Losses including the first $500,000 of Losses).

(c) In connection with any claim for indemnification pursuant to Section 10.2(a) for which any Indemnified Parties are entitled to indemnification pursuant to Section 10.2(a) and subject to the limits set forth in this Section 10.3, except with respect to indemnification for Misrepresentation Matters in which such Indemnifying Party is directly involved, each Indemnifying Party shall not be liable for more than his, her or its Pro Rata Share of any Losses as a result of, related to, arising out of or in connection with such claim, which Pro Rata Share shall not exceed (1) with respect to Exceptional Claims, the portion of the Total Merger Consideration paid or payable to such Indemnifying Party, (2) with respect to the IP Claims, such Indemnifying Party’s Pro Rata Share of the IP Cap, and (3) with respect to all other indemnification claims pursuant to Section 10.2(a) only, with respect to such Indemnifying Parties who are Escrow Participants, such Escrow Participant’s Pro Rata Share of the Escrow Fund; provided, however, for the avoidance of doubt, the Indemnifying Parties who are not Escrow Participants shall not be required to fund the Escrow Fund, nor shall they have any indemnification obligation with respect to Losses that are capped at the Escrow Fund pursuant to the previous sentence, Section 10.3(a)(3) and Section 10.3(e) below. With respect to Losses as a result of, related to, arising out of or in connection with Misrepresentation Matters in which such Indemnifying Party is directly involved, the aggregate Losses recoverable by the Indemnified Parties from such Equityholder pursuant to Section 10.2(a) shall be unlimited.

(d) From and after the Effective Time, the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties pursuant to Section 10.2(a) for (1) any Fundamental Representation Claim that is made after the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim, (2) any other Exceptional Claim or any indemnification claim for Misrepresentation Matters, in each case that is made after the date of the expiration of the statutes of limitations applicable to the matters referenced therein, and (3) any IP Claim or any claim for a breach of any representation or warranty set forth in Section 3.13 (Privacy and Data Protection) that is made after the date that is eighteen (18) months after the Effective Time; provided, however, that such indemnification obligations described in the foregoing clauses (1) through (3) shall not terminate with respect to any indemnification obligation as to which any Indemnified Parties shall have, before the Applicable Expiration Date described in such clause, previously made a claim by validly delivering a Claim Certificate of such indemnification claim pursuant to this ARTICLE X.

(e) Except in the case of Misrepresentation Matters, Exceptional Claims and IP Claims, claims by an Indemnified Party for indemnification for Losses pursuant to Section 10.2 of this Agreement shall be satisfied solely from the Escrow Fund and, notwithstanding anything to the contrary set forth herein, only those Indemnifying Parties who are also Escrow Participants shall be required to provide indemnification for Losses that shall be satisfied solely from the Escrow Fund. With respect to Losses as a result of, related to, arising out of or in connection with Misrepresentation Matters, Exceptional Claims and IP Claims, the Indemnified Parties shall be entitled, but shall not be required, to seek indemnification from the Escrow Fund for any portion or all of such Losses; provided, however, under no circumstances shall the Indemnifying Parties be responsible for Losses in excess of the limitations on indemnification set forth in Section 10.3(c) above.

(f) The amount of any Losses recoverable by an Indemnified Party hereunder with respect to any breach or nonperformance of any representation, warranty, covenant or agreement of the Company in this Agreement shall be net of (i) the portion of any insurance proceeds received by the Indemnified Parties to compensate such Indemnified Parties for such Losses to the extent they are entitled to indemnification pursuant to Section 10.2 of this Agreement for such Losses (net of any costs of collection, deductible, retroactive premium adjustment, reimbursement obligation or other costs directly related to the insurance claim in respect of Losses and subject to rights of subrogation as applicable), and (ii) any refund of Taxes previously paid for reduction in the amount of Taxes that otherwise would have been paid, in each case actually received in cash or applied to reduce the Taxes actually payable in cash in the same year as the Losses are paid or accrued (net of any costs, including Taxes, incurred in obtaining such refund or reduction). The Indemnified Parties shall use commercially reasonable efforts to seek recovery under the D&O Tail covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. In the event that an insurance recovery is received by the Indemnified Parties with respect to any Losses for which any such Indemnified Party has recovered under Section 10.2 of this Agreement, then a refund equal to the portion of the amount of the recovery received as a result of such Losses (net of any costs of collection, deductible, retroactive premium adjustment, reimbursement obligation or other costs directly related to the insurance claim in respect of Losses and subject to rights of subrogation as applicable) shall be made promptly to the Indemnifying Parties (in accordance with their respective Pro Rata Share) or, in the event the Losses were paid from the Escrow Fund, to the Escrow Participants in accordance with their Escrow Participant Pro Rata Share, in each case, as directed by the Representative.

(g) Any payments to an Indemnified Party pursuant to this ARTICLE X shall be treated as an adjustment to the Total Merger Consideration for Tax purposes, to the extent permitted by applicable law.

(h) Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall have any right to seek or obtain indemnification under this Agreement for any identical Losses or any Losses that were treated as current liabilities in the Company’s Closing Date Balance Sheet and/or Final Balance Sheet.

(i) Notwithstanding anything in this Agreement to the contrary, the Equityholders shall not have any indemnification obligations to any Indemnified Party with respect to Losses incurred by reason of any reductions (but not below zero) in the amount of any federal, state or locate net operating loss carryover or similar tax attribute of the Company arising in any Pre-Closing Tax Period or portion of any Straddle Period attributable to a Pre-Closing Tax Period below the amount set forth on the applicable Tax Return with respect to such period (each a “Tax Attribute”), whether such reduction occurs by reason of the carryback or other utilization of such Tax Attribute by the Company, the filing of any amended Tax Return of the Company, the redetermination of the amount of such Tax Attribute by any Taxing Authority or otherwise; provided, however, that nothing in this Section 10.3(i) shall affect the Equityholders’ indemnification obligations under Section 10.2 hereof for any liability of the Company for Taxes arising in any Pre-Closing Tax Period or the portion of any Straddle Period attributable to a Pre-Closing Tax Period.

(j) Except for any claims or causes of actions under applicable law arising out of Misrepresentation Matters, the indemnification remedies set forth in this ARTICLE X shall be the exclusive remedy of any Indemnified Party for any breach of any representation, warranty or covenant of the Company in this Agreement (as qualified by the Disclosure Schedule) or any certificate or other instrument delivered pursuant to this Agreement.

10.4 No Other Indemnification Limitations.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this ARTICLE X notwithstanding the fact that such Indemnified Party had knowledge of the breach, inaccuracy, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto. The right to indemnification, payment of Losses or any other remedy hereunder will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification hereunder. Parent, the Company and each Indemnifying Party acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the Purchase Price that Parent would have paid in connection with the Merger.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of either party for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement, any of the other Transaction Documents or any certificate or other instrument delivered pursuant to this Agreement or in connection with the transactions contemplated in this Agreement, if the Merger does not close or this Agreement is terminated in accordance with its terms.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing shall prohibit Parent from seeking and obtaining recourse against the Indemnifying Parties, or any of them, in the event that Parent issues more than the Total Merger Consideration to which the Indemnifying Parties, or any of them, are entitled pursuant to this Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.

10.5 Indemnification Claims Procedures.

(a) With respect to Section 10.2(a), any Indemnified Parties may make an indemnification claim pursuant to Section 10.2(a) by delivering a certificate (a “Claim Certificate”) to the Representative, with a copy to the Escrow Agent (if and to the extent that the Indemnified Parties are seeking recourse against the Escrow Fund), setting forth in reasonable detail (based on information then readily available to the Indemnified Party) the basis for indemnification and to the extent readily ascertainable, the anticipated Losses.

(b) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as trust fund in accordance with the terms of this Agreement, and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Agreement. Following its receipt of a Claim Certificate, the Representative shall have forty-five (45) calendar days to object to Claim Certificate only if the Indemnified Party is not entitled to be indemnified and held harmless by the Indemnifying Parties and/or the Indemnified Party is not entitled to be indemnified for the amount of the Losses specified in the Claim Certificate by delivering written notice of such objection, including an explanation of the basis for such objection in reasonable detail (an “Objection Notice”) to the Indemnified Party submitting such Claim Certificate at the addresses of such Indemnified Party set forth in such Claim Certificate, with a copy to the Escrow Agent (if and to the extent that the Indemnified Party is seeking recourse against the Escrow Fund in connection with Section 10.2(a)). In the event that the Representative fails to object, in accordance with this Section 10.5(b), on or before 11:59 p.m. Pacific time on the 45th calendar day following the date that the Claim Certificate is deemed to have been provided, the Escrow Agent shall promptly release from the Escrow Fund and cause to be delivered to any Indemnified Parties that have previously delivered the Claim Certificate only an amount equal to the lesser of (i) the amount then in the Escrow Fund and (ii) the aggregate amount to which the Representative failed to object pursuant to the Objection Notice.

(c) In the event that the Representative shall object, in accordance with Section 10.5(b), to any item(s) or amount(s) set forth in any Claim Certificate, the Representative and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Representative and the Indemnified Party should so agree, they shall promptly prepare and execute a memorandum setting forth such agreement and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms hereof.

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Objection Notice, either the Representative or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event neither the Representative nor the Indemnified Party shall commence arbitration until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Representative and the Indemnified Party. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, the Representative and the Indemnified Party cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty (30) calendar-day period, the Representative and the Indemnified Party shall each select one (1) arbitrator. The two (2) arbitrators so selected shall select a third arbitrator, who shall have relevant industry experience, to conduct the arbitration.

(e) Any such arbitration shall be held in Austin, Texas under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Claim Certificate shall be final, binding, and conclusive upon the Representative, the Indemnifying Parties and the Indemnified Party. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). With respect to claims against the Escrow Fund, the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within fifteen (15) calendar days of a decision of the arbitrator(s) requiring payment by a party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund with respect to Section 10.2(a).

(f) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(g) Except with respect to Misrepresentation Matters, the foregoing arbitration provisions shall apply to any dispute among any Representative and/or the Indemnifying Parties, on the one hand, and the Indemnified Parties, on the other hand, under this ARTICLE X.

10.6 Third Party Claims. An Indemnified Party will give prompt written notice to the Representative with a copy to the Escrow Agent (if and to the extent that the Indemnified Party is seeking recourse against the Escrow Fund) of the commencement or assertion of any Legal Proceeding by any Person who is not a party hereto (a “Third Party Action”) in respect of which such Indemnified Party may seek indemnification hereunder. Each such notice shall set forth in reasonable detail (based on information then readily available to the Indemnified Party) the basis for indemnification and to the extent readily ascertainable, the anticipated Losses. Subject to limitations set forth this ARTICLE X, any failure to promptly notify the Representative and, if applicable, the Escrow Agent will not relieve the Indemnifying Parties of any liability that they may have to such Indemnified Party under this ARTICLE X, except to the extent that such failure resulted in the notice being delivered after the expiration of the applicable survival period specified in Section 10.1 or unless the failure to give such notice materially prejudices such Indemnifying Parties. The Indemnified Party will be entitled to have sole control over, and the Representative will not be entitled to control (but will be entitled, on behalf of the Indemnifying Parties, at their expense, to participate in, such participation to include the right to make recommendations regarding outside legal counsel and budget to be used by such counsel), the defense, settlement, compromise, admission, and acknowledgment of any Third Party Action; provided, however, the Indemnified Party may not effect the settlement or compromise of any such claim without the consent of the Representative, which consent shall not be unreasonably conditioned, withheld or delayed. In the event that none of the Indemnified Parties elects to defend a Third Party Action, the Representative may defend such Third Party Action at the sole cost and expense of the Indemnifying Party with counsel selected by the Representative, and in such event, neither the Indemnifying Party nor the Representative shall have any right to settle or compromise such Third Party Action without the prior written consent of Parent and, if different from Parent, the Indemnified Party against whom the Third Party Action has been asserted, which consent shall not be unreasonably conditioned, delayed or withheld. The parties hereto will extend reasonable cooperation in connection with the defense of any Third Party Action pursuant to this Section 10.6 and, in connection therewith, will furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

10.7 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the Indemnified Parties under Section 10.2(a), at the Effective Time, pursuant to Section 2.13 Parent shall deposit with the Escrow Agent the Escrow Amount, consisting of the Escrow Shares, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein. The Escrow Amount (collectively, the “Escrow Fund”) shall be available to pay (a) the amount, if any, to which Parent is entitled pursuant to Section 2.15, Section 6.4 and Section 12.6 and (b) the amount of any Losses for which the Escrow Participants are obligated to indemnify the Indemnified Parties pursuant to Section 10.2(a), with each Escrow Share being valued at the Parent Market Price for purposes of satisfying any such claims.

(b) Distribution of Escrow Fund. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Austin, Texas time, on the date that is the twelve (12) calendar month anniversary of the Closing Date

(the “Escrow Period”), and the Escrow Agent shall, within five (5) Business Days following the expiration of the Escrow Period, cause to be distributed the remaining Escrow Shares and will distribute funds in the Escrow Fund to the Escrow Participants and such individuals and in such amounts as are designated in the Allocation Schedule following such termination in the same form and in accordance with the same delivery addresses, as applicable, as such distributions were made to each such Escrow Participant at Closing, except as otherwise indicated in any update delivered to the Escrow Agent by the Representative to reflect any assignments or other changes in factual information; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Claims Certificate in connection with Section 10.2(a) (“Unresolved Claims”) delivered prior to the Escrow Period termination, and any such amount shall not be distributed to the Escrow Participants at such time. As soon as all Unresolved Claims have been resolved after the Escrow Period termination date, the Escrow Agent shall cause to be delivered the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims, to the Escrow Participants. Deliveries of the Escrow Amount out of the Escrow Fund to the Escrow Participants pursuant to this Section 10.7 shall be made as set forth in the Allocation Schedule, with the amount delivered to each Escrow Participant rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up). Notwithstanding anything to the contrary contained herein, the Escrow Agent shall be entitled to deduct and withhold from any Escrow Amount payable pursuant to this Agreement to any Escrow Participant such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax law or under any other Applicable Law. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this ARTICLE X and Section 2.13.

(ii) Any shares of Parent Common Stock or other equity issued or distributed by Parent (“New Shares”) in respect of shares of Parent Common Stock in the Escrow Fund that have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock that have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends (if any) on shares of Parent Common Stock held in the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the Escrow Participants in proportion to their respective Escrow Participant Pro Rata Shares.

(iii) At the written request of the Representative, the Escrow Agent shall vote the shares of Parent Common Stock held in the Escrow Fund (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock) in such fashion as the Representative may direct. To the extent the Representative does not provide a written request to the Escrow Agent to vote such shares of Parent Common Stock, the Escrow Agent shall refrain from voting such shares.

(d) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are jointly signed by an officer of Parent and the Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and joint written instructions of Parent and the Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”), which the parties agree shall be paid by the losing party in such action. If any of the Escrow Participants are the losing party, the Agent Interpleader Expenses shall be paid by the Escrow Participants in accordance with their respective Escrow Participant Pro Rata Shares; provided, however, that in the event any Escrow Participant fails to timely pay his, her or its Escrow Participant Pro Rata Share of the Agent Interpleader Expenses, the parties agree that Parent may at its option, but shall not be required to, pay such Escrow Participant’s Pro Rata Share of the Agent Interpleader Expenses and recover an equal amount from such Escrow Participant’s Pro Rata Share of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The Representative (solely on behalf of the Equityholders and in its capacity as the Representative, not in its individual capacity) and each of the other parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”), which Agent Indemnification Expenses shall be paid by the losing party to any litigation or other dispute. If any of the Escrow Participants are the losing party, the Agent Indemnification Expenses shall be paid by the Escrow Participants in accordance with their respective Escrow Participant Pro Rata Shares; provided, however, that in the event any Escrow Participant fails to timely pay his, her or its Escrow Participant Pro Rata Share of the Agent Indemnification Expenses, the parties agree that Parent may at its option, but shall not be required to, pay such Escrow Participant’s Pro Rata Share of the Agent Indemnification Expenses and recover an equal amount from such Escrow Participant’s Pro Rata Share of the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least 30 days written notice to Parent and the Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent by Parent and the Representative. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent by Parent and the Representative, the transfer of any shares of Parent Common Stock and the transfer of control over the Escrow Fund to the successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(ix) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Escrow Agent.

(e) Fees. Each of Parent and the Company shall be responsible for 50% of the fees of the Escrow Agent for performance of its duties hereunder in accordance with the standard fee schedule of the Escrow Agent delivered to Parent and the Company prior to the execution of this Agreement by the Escrow Agent; provided, however, that the Company may reserve its portion of the initial fees of the Escrow Agent as a current liability on its Closing Balance Sheet, in which case Parent shall pay all of the initial fees of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated in this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, reasonable attorney’s fees and expenses occasioned by such default, delay, controversy or litigation by the party or parties who requested such extraordinary services and in accordance with Section 10.7(d)(d)(vii) if otherwise.

(f) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

ARTICLE XI

THE REPRESENTATIVE

11.1 Authorization of the Representative.

(a) Each Equityholder, upon voting for the approval or consenting to the transactions contemplated herein, will have appointed the Representative, or his designee or successor (as appointed in writing), who is authorized and empowered to act as the agent of the Equityholders in connection with, and to facilitate the consummation of the transactions contemplated in, this Agreement and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Equityholders under this Agreement, for the purposes and with the powers and authority set forth in this Section 11.1, which will include the full power and authority:

(i) to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and thereby as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other Transaction Documents;

(ii) as the Representative of the Equityholders, to enforce and protect the rights and interests of the Equityholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and each other Transaction Document and, in connection therewith, to (A) resolve all questions, disputes, conflicts and controversies concerning (x) the determination of any amounts pursuant to ARTICLE II and (y) indemnification claims pursuant to ARTICLE X; (B) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Equityholders in connection with ARTICLE II and ARTICLE X and the Transaction Documents as the Representative, in its reasonable discretion, deems to be in the best interest of the Equityholders; (C) assert or institute any claim, action, proceeding or investigation; (D) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, any Indemnified Party, or any other Person, against the Representative and/or the Equityholders, and receive process on behalf of any or all Equityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of Equityholders with respect to any such claim, action, proceeding or investigation; (E) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary; (F) settle or compromise any claims asserted under ARTICLE II or ARTICLE X; (G) assume, on behalf of all of Equityholders, the defense of any claim that is the basis of any claim asserted under ARTICLE II or ARTICLE X; and (H) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take such any action;

(iii) to enforce payment of any amounts payable to Equityholders, in each case on behalf of Equityholders, in the name of the Representative;

(iv) to authorize, if required, the reduction and offset against the Escrow Amount the full amount of any Loss in favor of any Indemnified Party pursuant to ARTICLE X and also any other amounts to be paid to Parent pursuant to this Agreement;

(v) to cause to be paid to Equityholders in accordance with ARTICLE II any distributions;

(vi) to waive or refrain from enforcing any right of any Equityholder and/or of the Representative arising out of or under or in any manner relating to this Agreement or any other Transaction Document; and

(vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (i) through (iv) above and the transactions contemplated in this Agreement and the other Transaction Documents.

(b) Parent, the Indemnified Parties, the Company and each of their Affiliates will be entitled to rely exclusively upon the communications of the Representative relating to the foregoing as the communications of the Equityholders. None of such Persons will be held liable or accountable in any manner for any act or omission of the Representative in such capacity.

(c) The grant of authority provided for in this Section 11.1 (a) is coupled with an interest and is being granted, in part, as an inducement to the Company and Parent to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equityholder and will be binding on any successor thereto, and (b) will survive any distribution from the Escrow Account. Each Equityholder, by voting for the approval of or consenting to the transactions contemplated herein, will have agreed to receive correspondence from the Representative, including in electronic form.

(d) If the Representative shall die, be removed, become disabled, resign or otherwise be unable to fulfill its responsibilities hereunder, the Equityholders representing a majority in interest of the Escrow Account shall, within 10 days after such death, removal, disability, resignation or inability, appoint a successor to the Representative and immediately upon or prior to such appointment notify Parent of the identity of such successor. Any such successor shall succeed the former Representative as the Representative hereunder.

11.2 Compensation; Expense Fund; Exculpation; Indemnity.

(a) Any fee, commission or other compensation for the performance of the Representative’s service hereunder shall be borne by the Equityholders.

(b) Cash in the amount of $250,000 in the aggregate (the “Representative Expense Amount”) shall be paid by the Company as provided in Section 2.13 and directly to the Representative, on behalf of the Equityholders, as a fund for the fees and expenses of the Representative incurred in connection with this Agreement (the “Representative Expense Account”), with any balance of the Representative Expense Amount not incurred for such purposes to be returned to the Equityholders in proportion to their Pro Rata Share of the Representative Expense Amount. The Equityholders acknowledge that the Representative is not providing any investment supervision, recommendations or advice. The Equityholders will not receive any interest or earnings on the funds in the Representative Expense Account and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the funds in the Representative Expense Account other than as a result of its gross negligence or willful misconduct. For tax purposes, the Representative Expense Amount shall be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing. The Equityholders agree that the Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Expense Amount. As soon as practicable following the release in full of the Escrow Amount under the terms set forth herein, the Representative shall disburse the balance of the Representative Expense Amount to the Escrow Agent for further distribution to the Equityholders based on such Equityholders’ Pro Rata Shares. If any tax reporting is required with respect to the ultimate distribution of any balance of the Representative Expense Amount, then the Representative will provide to Parent or its designated agent, upon request, information regarding the amounts distributed to each Equityholder, to be used by Parent or its agent in completing any required tax reporting. Any portion of the Representative Expense Amount that remains undeliverable or unclaimed after six (6) months of the initial delivery attempt shall promptly be paid to the Equityholders based on their Pro Rata Shares.

(c) In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, (i) the Representative will not assume any, and will incur no, responsibility whatsoever to any Equityholders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any other Transaction Document, unless by the Representative’s gross negligence or willful misconduct, and (ii) the Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice will in no event subject the Representative to liability to any Equityholder unless by the Representative’s gross negligence or willful misconduct.

(d) Each Equityholder by voting for the approval of or consenting to the transactions contemplated herein will have agreed to, severally and not jointly, indemnify, defend and hold harmless the Representative and its members, managers, employees, successors and assigns (collectively, “Representative Indemnitees”), which indemnification shall be paid by such Equityholders in accordance with such Equityholder’s Pro Rata Share, from and against all damages, liabilities, claims, demands, suits, actions, causes of action, losses, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it, of any nature whatsoever (collectively, “Representative Losses”), arising out of or in connection with the acts or omissions of the Representative hereunder, under a Transaction Document or otherwise, provided that in each case in which such Representative Loss is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of any Representative Indemnitee, the Representative will reimburse the Equityholders the amount of such indemnified Representative Loss attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Equityholders, any such Representative Losses may be recovered by the Representative from (i) first, from the funds in the Representative Expense Account, and (ii) thereafter, at the Representative’s discretion, from the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Equityholders; provided, that while this section allows the Representative to be paid from the Representative Expense Account and at the Representative’s option, the Escrow Fund, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law. For the avoidance of doubt, the Representative shall not be required to seek recourse from the Escrow Fund and shall be entitled to be recover Representative Losses directly from the Equityholders in cash if the funds in the Representative Expense Account are insufficient or otherwise unavailable for such purpose. The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof. In the event of any indemnification under this Section 11.2(d), each Equityholder shall promptly deliver to the Representative full payment of his, her or its ratable share of such indemnification claim.

(e) All of the indemnities, immunities and powers granted to the Representative under this Agreement will survive the Closing and/or any termination of this Agreement.

(f) Each Equityholder by voting for the approval of or consenting to the transactions contemplated herein will have acknowledged, that the remedies available at law for any breach of the provisions of this Section 11.2 are inadequate and, therefore, the Representative shall be entitled to temporary and permanent injunctive relief without the necessity of providing damages or posting a bond if the Representative brings an action to enforce the provisions of this Section 11.2.

ARTICLE XII

GENERAL PROVISIONS

12.1 Reasonable Efforts; Further Assurances. At and after the Effective Time, the managers, officers and directors, as applicable, of the Interim Surviving Corporation and the Final Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company or either Merger Sub, deeds, bills of sale, assignment or assurances and to take and do, in the name and on behalf of the Company or either Merger Sub, any other actions and things to vest, perfect or confirm or record or otherwise in the Interim Surviving Corporation and the Final Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Interim Surviving Corporation and the Final Surviving Entity as a result of, or in connection with, the Integrated Merger. Subject to the terms and conditions of this Agreement, each party to this Agreement after the Effective Time shall act in good faith and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, required under Applicable Laws in order to give effect to the transactions contemplated herein as expeditiously as reasonably practicable.

12.2 No Waiver Relating to Claims for Fraud. The liability of any party under ARTICLE X will be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party’s fraudulent acts or omissions or intentional misrepresentation. None of the provisions set forth in this Agreement, including the provisions set forth in ARTICLE X, will be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions or intentional misrepresentation, nor will any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud or intentional misrepresentation; or (b) the recourse which any such party may seek against another party with respect to a claim for fraud or intentional misrepresentation; provided, that with respect to such rights and remedies at law or equity, the parties hereto further acknowledge and agree that none of the provisions of this Section 12.2, nor any reference to this Section 12.2 throughout this Agreement, will be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud or intentional misrepresentation, including defenses of statutes of limitations or limitations of damages.

12.3 Amendment and Modification. This Agreement may be amended or modified by the parties hereto in writing signed by Parent, the Merger Subs, the Company and the Representative, provided, that no amendment shall be made which by Applicable Law requires further approval by a party’s stockholders without such further approval.

12.4 Waiver of Compliance. Any failure of Parent or either Merger Sub, on the one hand, or the Company (prior to Closing) or the Representative, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver (including, if such waiver is after the Closing, the third-party beneficiaries set forth in Section 12.7), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

12.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party.

12.6 Expenses and Obligations. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses; provided, that all Company Transaction Costs that have not been paid at Closing by the Company or by Parent pursuant to Section 2.12(a) and that have not been taken into account in determining the Final Adjustment Amount shall be borne by the Indemnifying Parties and shall constitute Losses in accordance with ARTICLE X.

12.7 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the Indemnified Parties will be third party beneficiaries of the indemnification rights set forth in ARTICLE X, entitled to enforce such rights as if they were a party hereto.

12.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or electronic means, including e-mail, sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Parent, Merger Subsidiary I, Merger Subsidiary II, the Interim Surviving Corporation, or the Final Surviving Entity, to:

Bazaarvoice, Inc.

3900 North Capital of Texas Highway

Suite 300

Austin, TX 78746

Attention:	Chief Executive Officer
Chief Financial Officer
General Counsel
E-mail:	brett.hurt@bazaarvoice.com
stephen.collins@bazaarvoice.com
bryan.barksdale@bazaarvoice.com
Facsimile:	(512) 551-6001

With a copy to:

Paul R. Tobias

Wilson Sonsini Goodrich & Rosati, Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746-5546

E-mail: ptobias@wsgr.com

Facsimile: (512) 338-5499

(b)	If to the Company, to:

PowerReviews, Inc.

22 4th Street, 6th Floor

San Francisco, CA 94103

Attention: Chief Executive Officer

E-mail: kcomee@powerreviews.com

Facsimile: (415) 281-3756

With a copy to:

Ralph L. Arnheim, III

Fiona Brophy

Perkins Coie LLP

3150 Porter Drive

Palo Alto, CA 94304

E-mail: barnheim@perkinscoie.com

Facsimile: (650) 838-4350

(c)	If to the Representative, to:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

E-mail: deals@shareholderrep.com

Facsimile: (415) 962-4147

With a copy (which shall not constitute notice) to:

Ralph L. Arnheim, III

Fiona Brophy

Perkins Coie LLP

3150 Porter Drive

Palo Alto, CA 94304

E-mail: barnheim@perkinscoie.com

Facsimile: (650) 838-4350

(d)	If to the Escrow Agent, to:

U.S. Bank National Association

One California Street, Suite 1000

San Francisco, CA 94111

Attn: Sheila K. Soares

E-mail: sheila.soares@usbank.com

Facsimile: (415) 677-3768 or 3769

Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered; on the date of receipt, if transmitted by facsimile or e-mail; three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested; and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

12.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

12.10 Time. Time is of the essence in each and every provision of this Agreement.

12.11 Entire Agreement . This Agreement (which term shall be deemed to include the Transaction Documents and Disclosure Schedule hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, the Transaction Documents and the Confidentiality Agreement.

12.12 Public Announcements. Except for statements made, press releases issued, descriptions in public filings or the filing of this Agreement (a) pursuant to the Securities Act or the Exchange Act; (b) pursuant to any listing agreement with any national securities exchange or the Financial Industry Regulatory Authority, Inc.; or (c) as otherwise required by Applicable Laws, all of which may be made and/or issued by Parent and/or either Merger Sub without consent, none of the parties to this Agreement will issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated herein without the express prior written approval of Parent and the Representative, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing or anything herein to the contrary, following Closing and the previous public announcement of the Merger, the Representative shall be permitted to publicly announce that it has been engaged to serve as the Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

12.13 Attorneys’ Fees. Except as otherwise provided in ARTICLE X, in any action or proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorney’s fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

12.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise. Any assignment in violation of the foregoing shall be null and void; provided that upon notice to the Company, Parent and/or either Merger Sub may assign or delegate any or all of their respective rights or obligations under this Agreement to any majority-owned Affiliate thereof and may also assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their debt financing arrangements; provided further that no such assignment shall relieve the assigning or delegating party from its obligations under this Agreement.

12.15 Governing Law. THIS AGREEMENT, AND ANY MATTER OR DISPUTE ARISING HEREUNDER OR IN CONNECTION WITH THIS AGREEMENT, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE LAWS OR RULES OF THE STATE OF DELAWARE RELATING TO CONFLICT OF LAWS.

12.16 Arbitration and Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated herein shall be settled by arbitration to be held in Travis County, Texas, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other equitable relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction; provided, however, that the arbitrator shall not have the power to alter or amend this Agreement.

12.17 Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and the Merger Subs, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and the Merger Subs, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, and this right shall include the right of any party to cause the other party to cause the Integrated Merger to be consummated. The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 12.17, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.17 are not available or otherwise are not granted, and (y) nothing set forth in this Section 12.17 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 12.17 prior or as a condition to exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 12.17 or anything set forth in this Section 12.17 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

12.18 Rules of Construction.

(a) Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties hereto and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) All references in this Agreement to Exhibits, Schedules, Disclosure Schedule, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Disclosure Schedule, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Central time. Unless the context otherwise requires, references to the Company shall include any current or former subsidiaries of the Company.

(c) If there is any inconsistency between the statements in the body of this Agreement and those in a schedule to this Agreement, the statements in the body of this Agreement will control. Nothing in a schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing (or inclusion of a copy) of a document or other item in a schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (except to the extent the representation or warranty pertains only to the existence of the document or other item itself).

(d) Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Total Merger Consideration or any component thereof or calculation relating thereto, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over or under counted for purposes of the transactions contemplated in this Agreement. The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of GAAP shall control.

(e) All references in this Agreement to “$” or “dollar” mean United States dollars.

12.19 Joinder. The Parties hereto acknowledge that Equityholders may join as signatories and parties to this Agreement by executing a Letter of Transmittal or other agreement or instrument, without any further action required by any of the parties hereto.

12.20 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The Parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

12.21 Waiver of Conflict. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that the Company is the client of Perkins Coie LLP (“Firm”), and not any of its individual Equityholders. After the Closing, it is possible that Firm will represent the Equityholders and/or the Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with the transactions contemplated herein or in connection with the Escrow Fund and any claims made thereunder pursuant to this Agreement or the Escrow Fund. Parent, the Interim Surviving Corporation, Final Surviving Entity and the Company hereby agree that Firm (or any successor) may represent the Seller Group in the future in connection with issues that may arise under this Agreement or the administration of the Escrow Fund and any claims that may be made thereunder pursuant to this Agreement. Firm (or any successor) may serve as counsel to all or a portion of the Seller Group or any director, member, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each of the parties hereto consents thereto, and waives any conflict of interest arising therefrom, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

COMPANY:

PowerReviews, Inc.

By:	/s/ Ken Comee
Ken Comee, Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

PARENT:

Bazaarvoice, Inc.

By:	/s/ Brett A. Hurt
Name:	Brett A. Hurt
Title:	CEO

MERGER SUBSIDIARY I:

Peloton Acquisition Corp.

By:	/s/ Brett A. Hurt
Name:	Brett A. Hurt
Title:	CEO

MERGER SUBSIDIARY II:

Peloton Acquisition LLC

By:	/s/ Brett A. Hurt
Name:	Brett A. Hurt
Title:	CEO

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

REPRESENTATIVE:
Shareholder Representative Services LLC, solely in its capacity as the Representative

By:	/s/ W. Paul Koenig
Name:	W. Paul Koenig
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

ESCROW AGENT:
U.S. Bank National Association, solely in its capacity as Escrow Agent

By:	/s/ Sheila K. Soares
Name:	Sheila K. Soares
Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINED TERMS

“280G Stockholder Approval” has the meaning set forth in Section 6.2.

“401(k) Plan” has the meaning set forth in Section 6.3.

“Acquisition Proposal” means any offer or proposal relating to any transaction or series of related transactions other than the transactions contemplated in this Agreement involving (a) except with respect to the exercise of Company Options and/or Company Warrants outstanding on the date of this Agreement, any acquisition or purchase by any Person of any interest in the voting securities or other capital stock of the Company or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than 10% of the voting securities or other capital stock of the Company, or would result in the transfer of at least 10% of the voting securities or capital stock, or any merger, consolidation, business combination, recapitalization, or similar transaction involving the Company; (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company based on volume or value; or (c) any liquidation or dissolution of the Company.

“Adjusted Consideration Value” means an amount equal to the Closing Cash Consideration plus the Stock Consideration Value.

“Adjustment Amount” has the meaning set forth in Section 2.15(a).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Agent Indemnification Expenses” has the meaning set forth in Section 10.7(d)(vii).

“Agent Interpleader Expenses” has the meaning set forth in Section 10.7(d)(vi).

“Aggregate Exercise Price” means the aggregate total option exercise price payable upon the exercise of all Vested In-The-Money Company Options up to a maximum of $3,000,000.

“Aggregate Series A Consideration” means the Series A Per Share Amount multiplied by the number of shares of Fully-Diluted Series A Stock.

“Aggregate Series B Consideration” means (a) the Common Per Share Amount plus $2.76 plus the Series A Residual Per Share, multiplied by (b) the number of shares of Fully-Diluted Series B Stock.

“Aggregate Series C Consideration” means the (a) Common Per Share Amount plus $2.76 plus the Series A Residual Per Share, multiplied by (b) the number of shares of Fully-Diluted Series C Stock.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” means a schedule delivered to the Escrow Agent by the Representative prior to the end of the Escrow Period showing the way in which the Escrow Fund is to be distributed which will require the distribution to be allocated to the Escrow Participants in proportion to their respective Escrow Participant Pro Rata Shares, subject to any contingent bonuses required to be paid in connection, and upon, the release of the Escrow Fund.

“Antitrust Laws” means, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; and (e) any other Applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Expiration Date” has the meaning set forth in Section 10.1(a).

“Applicable Laws” means all laws, statutes, constitutions, treaties, directives, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has jurisdiction over the Company or the businesses, operations or assets of the Company, as they may be in effect on or prior to the Closing.

“Balance Sheet Objection Notice” has the meaning set forth in Section 2.15(a).

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Austin, Texas or San Francisco, California are authorized or required to be closed.

“Cash Consideration” means an amount equal to thirty-three million dollars and no cents ($33,000,000.00) plus the Aggregate Exercise Price.

“CCC” has the meaning set forth in Section 2.9(a).

“Certificate” means a certificate representing any shares of Company Capital Stock.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Claim Certificate” has the meaning set forth in Section 10.5(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Adjustment Amount” has the meaning set forth in Section 2.14(a).

“Closing Capitalization Schedule” has the meaning set forth in Section 8.1(b)(iii).

“Closing Cash Consideration” means an amount in cash equal to (a) the Cash Consideration less (b) the amount of any Closing Adjustment Amount.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.14(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Common Per Share Amount” means an amount equal to (a)(i) the Adjusted Consideration Value minus (ii) the Series A Liquidation Preference, plus the Series B Liquidation Preference, plus the Series C Liquidation Preference; divided by (b) the Fully-Diluted Company Stock, as set forth in the Closing Capitalization Schedule.

“Common Per Share Cash Amount” means an amount equal to (a) the Common Proportion multiplied by the Closing Cash Consideration, divided by (b) the Fully-Diluted Common Stock, as set forth in the Closing Capitalization Schedule.

“Common Per Share Stock Amount” means an amount equal to (a) the Common Proportion multiplied by the Stock Consideration, divided by (b) the Fully-Diluted Common Stock, as set forth in the Closing Capitalization Schedule.

“Common Proportion” means (a)(i) the Adjusted Consideration Value, minus (ii) the Aggregate Series A Consideration, plus the Aggregate Series B Consideration, plus the Aggregate Series C Consideration, divided by (b) the Adjusted Consideration Value.

“Common Stock” means the common stock of the Company, par value $0.0001.

“Company” has the meaning set forth in the Preamble.

“Company Capital Stock” means the Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company.

“Company Charter Documents” has the meaning set forth in Section 3.1(b).

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

“Company Facilities” has the meaning set forth in Section 3.10(a).

“Company Intellectual Property” has the meaning set forth in Section 3.11(a)(i).

“Company Option(s)” has the meaning set forth in Section 2.8.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.11(a)(ii).

“Company Software Programs” has the meaning set forth in Section 3.11(u).

“Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, accountants, consultants, attorneys or other professionals, including the Representative, 50% of the initial fees of the Escrow Agent, the full cost of the D&O Tail, and all other out-of-pocket cost or expenses (including, without limitation, transaction bonuses or similar items), in each case payable by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated in this Agreement and the other Transaction Documents.

“Computer Systems” means all servers, computer hardware, networks, Software, network equipment, databases, telecommunications systems, interfaces and related systems.

“Company Warrants” means warrants to purchase Company securities.

“Confidentiality Agreement” means the confidentiality agreement dated April 25, 2011, by and between the Company and Parent.

“Consents” means all consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity, and all consents, waivers and approvals of third Persons.

“Continuing Employee” has the meaning set forth in Section 5.10.

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound.

“Copyright” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Covered Personal Information” shall mean the following information the Company collects, uses or discloses from or about an individual: (i) first and last name; (ii) home or other physical address, including street name and city or town; (iii) email address or other online contact information, such as a user identifier or screen name; (iv) persistent identifier, such as IP address or machine I.D.; (v) telephone number, including home telephone number and mobile telephone number; (vi) physical location; or (vii) any other information from or about an individual consumer that alone or in combination with other information could be used to identify an individual or otherwise facilitate decisions regarding individuals.

“Current D&O Policy” has the meaning set forth in Section 6.8.

“D&O Tail” has the meaning set forth in Section 6.8.

“DGCL” has the meaning set forth in the Preliminary Statements.

“Disclosure Schedule” means the schedule delivered by the Company to Parent and the Merger Subs concurrently with the execution and delivery of this Agreement, setting forth certain disclosure information to the Company’s representations and warranties contained in ARTICLE III.

“Disqualified Individual” means the individuals with respect to the Company described in Section 280G(c) of the Code and determined pursuant to the Treasury Regulations promulgated pursuant thereto.

“Dissenting Share Payments” has the meaning set forth in Section 10.2(a)(vi).

“Dissenting Shares” has the meaning set forth in Section 2.9(b).

“DOL” means the United States Department of Labor.

“Domain Names” has the meaning set forth in Section 3.11(a)(iii).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee” means any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.

“Employee Agreement” means each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Common Stock that is unvested, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee (and pursuant to which the Company continues to have any obligation or liability) that is not a Company Employee Plan.

“Environmental Law” means any Applicable Law relating or pertaining to the public health and safety (including workplace health and safety) or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, (a) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (f) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; and (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

“Environmental Permits” has the meaning set forth in Section 3.20(a).

“Equity Exchange Ratio” means the sum of (a) the Common Per Share Stock Amount, plus (b) the quotient obtained by dividing (i) the Common Per Share Cash Amount by (ii) the Parent Market Price.

“Equityholder” means, as of immediately prior to the Effective Time, the holders of all of the Company securities, including the Stockholders, the Company Option holders and the Warrant Holders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any subsidiary of the Company or other person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Account” has the meaning set forth in Section 2.13.

“Escrow Agent” has the meaning set forth in Section 2.13.

“Escrow Amount” means an amount equal to ten (10%) of (a) the Adjusted Consideration Amount, less (b) the Aggregate Exercise Price.

“Escrow Fund” has the meaning set forth in Section 10.7(a).

“Escrow Participant” means each Stockholder and each Management Member.

“Escrow Participant Pro Rata Share” means with respect to a particular Escrow Participant, the percentage equal to (a) the portion of Total Merger Consideration Value payable to such Escrow Participant for all shares of Company Capital Stock and Company Warrants, plus the value of all Vested In-the-Money Company Options, in each case held by such Escrow Participant as of immediately prior to the Effective Time, divided by (b) the Total Merger Consideration Value payable for all shares of Company Capital Stock and Company Warrants, plus the value of all Vested In-the-Money Company Options held by all Escrow Participants as of immediately prior to the Effective Time, as set forth on the Closing Capitalization Schedule. For purposes of this calculation, the value of Vested In-the-Money Company Options shall mean the product obtained by multiplying the number of shares of Parent Common Stock issuable upon exercise of such Vested In-the-Money Company Options multiplied by Parent Market Price.

“Escrow Period” has the meaning set forth in Section 10.7(b).

“Escrow Shares” means such number of shares of Parent Common Stock equal to the Escrow Amount divided by the Parent Market Price, rounded down to the nearest whole share.

“Exceptional Claims” has the meaning set forth in Section 10.2(a).

“Excess Company Debt” has the meaning set forth in Section 10.2(a)(vii).

“Excess Company Transaction Costs” has the meaning set forth in Section 10.2(a)(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.12(a).

“Final Adjustment Amount” has the meaning set forth in Section 2.15(c).

“Final Balance Sheet” has the meaning set forth in Section 2.15(a).

“Final Surviving Entity” has the meaning set forth in Section 2.1.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“First Step Merger” has the meaning set forth in the Preliminary Statements.

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“Foreign Export and Import Laws” means the laws and regulations of a foreign government regulating exports, imports or re-exports to or from the foreign country, including the export or re-export of any goods, services or technical data.

“Fully-Diluted Common Stock” means the sum, without duplication, of the aggregate number of shares of Common Stock that are issued and outstanding or issuable upon the exercise of Vested In-the-Money Company Options, Company Warrants exercisable for shares of Common Stock as of immediately prior to the Effective Time.

“Fully-Diluted Company Stock” means the sum, without duplication, of the aggregate number of shares of Company Capital Stock on an as converted into Common Stock basis that are issued and outstanding as of the date of this Agreement or issuable upon the exercise of Vested In-the-Money Company Options, Company Warrants or other direct or indirect rights to acquire shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time.

“Fully-Diluted Series A Stock” means the sum, without duplication, of the aggregate number of shares of Series A Preferred Stock on an as converted into Common Stock basis that are issued and outstanding or issuable upon the exercise of Company Warrants or other direct or indirect rights to acquire shares of Series A Preferred Stock that are issued and outstanding as of immediately prior to the Effective Time.

“Fully-Diluted Series B Stock” means the sum, without duplication, of the aggregate number of shares of Series B Preferred Stock on an as converted into Common Stock basis that are issued and outstanding or issuable upon the exercise of Company Warrants or other direct or indirect rights to acquire shares of Series B Preferred Stock that are issued and outstanding as of immediately prior to the Effective Time.

“Fully-Diluted Series C Stock” means the sum, without duplication, of the aggregate number of shares of Series C Preferred Stock on an as converted into Common Stock basis that are issued and outstanding or issuable upon the exercise of Company Warrants or other direct or indirect rights to acquire shares of Series C Preferred Stock that are issued and outstanding as of immediately prior to the Effective Time.

“Fundamental Representations” has the meaning set forth in Section 10.1(a).

“Fundamental Representation Claims” has the meaning set forth in Section 10.3(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” has the meaning set forth in Section 3.4(c).

“Hazardous Material” means (a) any hazardous waste, hazardous substance, toxic pollutant, hazardous air pollutant or hazardous chemical (as any of such terms may be defined under, or for the purpose of, any applicable Environmental Law); (b) asbestos; (c) polychlorinated biphenyls; (d) petroleum or petroleum products; (e) underground storage tanks, whether empty, filled or partially filled with any substance; (f) any substance the presence of which on the property in question is prohibited under any applicable Environmental Law; or (g) any other substance that under any applicable Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, recycling, treatment, transportation, recovery, removal, discharge or disposal.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“In-the-Money Company Options” means Company Options having an exercise price per share of less than the Common Per Share Amount.

“Indebtedness” without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased (other than accounts payable or accruals of the Company incurred in the ordinary course of business); (c) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company; (d) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (e) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed; (f) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others; (g) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated in this Agreement regardless if any of such are actually paid; and (h) all payment obligations of the Company, whether interest bearing or otherwise, owed to any Equityholder and or any Equityholder’s Affiliates, other than pursuant to a Company Employee Plan (to the extent the payment obligation under such Company Employee Plan does not arise in connection with the transactions contemplated by this Agreement), Cash Consideration or Stock Consideration, wages or compensation payable by the Company, reimbursements in the ordinary course or other obligations under contracts entered into in the ordinary course of business.

“Indemnified Party” or “Indemnified Parties” have the meanings set forth in Section 10.2(a).

“Indemnifying Party” has the meaning set forth in Section 10.2(a).

“Integrated Merger” has the meaning set forth in the Preliminary Statements.

“Intellectual Property Rights” has the meaning set forth in Section 3.11(a)(iii).

“Interim Surviving Corporation” has the meaning set forth in Section 2.1.

“International Employee Plan” means each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

“IP Claims” has the meaning set forth in Section 10.3(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the knowledge of Ken Comee, Jim Morris, Andy Chen, Keith Adams and Pehr Luedtke, and such additional knowledge of such foregoing Persons as has been acquired or as would be acquired by a reasonable Person as a result of the prudent performance of all of their duties on behalf of the Company.

“Legal Proceeding” has the meaning set forth in Section 3.6(a).

“Letter of Transmittal” has the meaning set forth in the Preliminary Statements.

“Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

“LLC Act” has the meaning set forth in Section 2.1.

“Lock-Up Agreements” has the meaning set forth in the Preliminary Statements.

“Loss” has the meaning set forth in Section 10.2(a).

“Made Available” shall mean posted to the electronic data room of the Company located at www.intralinks.com prior to the date of this Agreement, or otherwise provided by Company to Parent or its counsel directly to Parent or to the attorneys of Wilson Sonsini Goodrich & Rosati, Professional Corporation, assisting Parent in the negotiation of the transactions contemplated by this Agreement.

“Major Customer” has the meaning set forth in Section 3.27.

“Management Member” means each of Andrew Chen, Keith Adams, Ken Comee, James Morris, Don Wight and Pehr Luedtke.

“Mask Works” has the meaning set forth in Section 3.11(a)(iii).

“Material Adverse Effect” when used with respect to a Person means any result, occurrence, fact, change, event or effect (whether or not foreseeable or known as of the date of the Closing or covered by insurance) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or would reasonably be expected to be materially adverse to (a) the business, operations, assets, financial condition, results of operations, prospects or capitalization of the Person; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be a, Material Adverse Effect: (i) changes in general economic conditions in the United States; (ii) changes in GAAP; or (iii) changes in the general conditions in the industry in which the Person operates, unless such conditions disproportionately affect such Person; or (b) the ability of such Person to consummate any transaction contemplated in this Agreement or any of the Transaction Documents.

“Material Contract” means the Contracts described in Sections 3.11(m), 3.11(n) or 3.11(v) or listed in Sections 3.11(m), 3.11(n) or 3.11(v) of the Disclosure Schedule and any of the following Contracts to which the Company is a party:

(i) any Contract that requires future expenditures by the Company in excess of $25,000 annually (or that would likely result in payments to the Company in excess of $25,000 annually);

(ii) each lease, lease guaranty, sublease or other Contract for the leasing, use or occupancy of the Company Facilities and each Contract or other right pursuant to which the Company uses or possesses any Personal Property (other than Personal Property owned by the Company) having a value in excess of $100,000;

(iii) any Contract with or otherwise for the benefit of any Equityholder, director, officer or employee of the Company, or, to the Knowledge of the Company, any member of his or her immediate family or, to the Knowledge of the Company, any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or Personal Property from or otherwise requiring payments to or for the benefit of any such Person other than offer letters entered into in the ordinary course of business and terminable at will with no liability to the Company, and the Company’s standard form employee confidentiality agreement;

(iv) any Contract containing any covenant (i) limiting the right of the Company to engage in any line of business or compete with any Person in any line of business; (ii) granting any exclusive distribution or supply rights; (iii) containing a most favored nations provision or (iv) otherwise having a material adverse effect on the right of the Company to sell, license, distribute or manufacture any of the Company’s products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(v) any Employee Agreement or Company Employee Plan between the Company and any current or former employee, consultant or director of the Company pursuant to which any of the benefits would increase, vesting of benefits would be accelerated or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated in this Agreement (whether alone or together with the occurrence of any additional or subsequent events);

(vi) any Contract containing any Company indemnification, product warranty, support, maintenance or service obligation or cost on the part of the Company;

(vii) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated herein;

(viii) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into in the ordinary course of business consistent with past practices

(ix) any Contract that requires notice or a Consent in connection with the Merger and/or the transactions contemplated in this Agreement;

(x) any Contract with any Governmental Entity; or

(xi) any other Contract, the termination or breach of which would have, or would be reasonably expected to have, a Material Adverse Effect on the Company.

“Merger” has the meaning set forth in the Preliminary Statements.

“Merger Subs” has the meaning set forth in the Preamble.

“Merger Subsidiary I” has the meaning set forth in the Preamble.

“Merger Subsidiary II” has the meaning set forth in the Preamble.

“Misrepresentation Matters” has the meaning set forth in Section 10.2(a)(v).

“Most Recent Balance Sheet” has the meaning set forth in Section 3.5(a).

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Working Capital” means current assets minus current liabilities, each determined in accordance with GAAP applied consistently, except as adjusted pursuant to the methodologies, policies and procedures set forth in the Sample Balance Sheet and described therein.

“New Shares” has the meaning set forth in Section 10.7(c)(ii).

“Objection Notice” has the meaning set forth in Section 10.5(b).

“Out-of-the-Money Company Options” means Company Options that are not In-the-Money Company Options.

“Outstanding Warrant” has the meaning set forth in Section 2.7.

“Parachute Payment Waivers” means the waivers prepared by the Company with respect to each Disqualified Individual pursuant to which such Disqualified Individual waives the right to receive the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code.

“Parent” has the meaning set forth in the Preamble.

“Parent Charter Documents” has the meaning set forth in Section 4.1(b).

“Parent Common Stock” means shares of Common Stock of Parent.

“Parent Lock-Up Agreement” has the meaning set forth in the Preliminary Statements.

“Parent Market Price” means the average closing price per share of Parent Common Stock as reported on the Nasdaq Stock Market over the thirty (30) calendar day period ending three (3) trading days prior to the Closing Date.

“Patent” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Pay-Off Letters” means the letters, and any updates thereto, to be sent by each of the Persons on Schedule 5.7 to Parent prior to Closing, which letters shall specify the aggregate amount of Indebtedness that will be outstanding and satisfied at or prior to the Effective Time and wire transfer information for each such Person to be paid at the Closing.

“PBGC” means the United States Pension Benefit Guaranty Corporation.

“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permits” has the meaning set forth in Section 3.14(b).

“Permitted Encumbrances” means (a) statutory Liens for current Taxes not yet past due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements; (b) inchoate mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of the Company for which no notice of Lien has been recorded or delivered to the Company; (c) Liens on leases of real property arising from the provisions of such leases, including, in relation to Company Facilities, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of such Company Facilities or the continuation of the business conducted by the Company; (d) pledges or deposits made in the ordinary course of business and consistent with past practices of the Company in connection with workers’ compensation, unemployment insurance and other social security legislation; (e) zoning regulations and restrictive covenants and easements that do not detract in any material respect from the value of the Company’s leasehold estate in the Company Facilities and do not materially and adversely affect, impair or interfere with the use by the Company of any property affected thereby; (f) utility easements, to serve or serving the Company Facilities; and (g) non-exclusive licenses of Company Intellectual Property granted in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Property” means all of the machinery, equipment, equipment structures, machinery, fixtures, hardware, systems, infrastructure, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts, and other tangible personal property which are owned or leased by the Company and which are used or held for use in its business or operations.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Preferred Stock” means the preferred stock of the Company, par value $0.0001.

“Privacy Law” means any Laws arising out of or relating to the collection, use or disclosure of Covered Personal Information, including, without limitation, the Gramm-Leach-Bliley Act of 1999, as amended, and the rules and regulations promulgated thereunder, the Fair Credit Reporting Act, the Fair and Accurate Transactions Act, as may be amended, and the rules and regulations promulgated thereunder.

“Privacy Policy” has the meaning set forth in Section 3.13(b).

“Pro Rata Share” means, with respect to a particular Equityholder, the percentage equal to (a) the portion of Total Merger Consideration Value payable to such Equityholder for all shares of Company Capital Stock and Company Warrants, plus the value of all Vested In-the-Money Company Options, in each case held by such Equityholder as of immediately prior to the Effective Time, divided by (b) the Total Merger Consideration Value payable for all shares of Company Capital Stock and Company Warrants, plus the value of all Vested In-the-Money Company Options held by all Equityholders as of immediately prior to the Effective Time, as set forth on the Closing Capitalization Schedule. For purposes of this calculation, the value of Vested In-the-Money Company Options shall mean the product obtained by multiplying the number of shares of Parent Common Stock issuable upon exercise of such Vested In-the-Money Company Options multiplied by Parent Market Price.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Proprietary Information Agreement” means the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

“PTO” has the meaning set forth in Section 3.11(b).

“Public Software” has the meaning set forth in Section 3.11(u).

“Referee” has the meaning set forth in Section 2.15(b).

“Registered Intellectual Property” has the meaning set forth in Section 3.11(a)(iv).

“Representative” means Shareholder Representative Services LLC, a Colorado limited liability company, and any successor representative appointed to act on his behalf.

“Representative Expense Account” has the meaning set forth in Section 11.2(b).

“Representative Expense Amount” has the meaning set forth in Section 11.2(b).

“Requisite Stockholder Approval” has the meaning set forth in the Preliminary Statements.

“Returns” has the meaning set forth in Section 3.8(b)(i).

“SEC” means the Securities and Exchange Commission.

“Second Step Certificate of Merger” has the meaning set forth Section 2.2.

“Second Step Merger” has the meaning set forth in the Preliminary Statements.

“Section 280G Payments” has the meaning set forth in Section 6.2.

“Securities Act” has the meaning set forth in Section 3.2(b).

“Series A Liquidation Preference” means an amount equal to the number of shares of Fully-Diluted Series A Stock multiplied by $1.00; provided, however, that in the event Common Per Share Amount is greater than $4.00, the Series A Liquidation Preference shall be zero.

“Series A Per Share Amount” means an amount equal to the Common Per Share Amount plus $1.00; provided, however, that in the event such amount is greater than $4.00, such amount shall be the Common Per Share Amount.

“Series A Per Share Cash Amount” means an amount equal to (a) the Series A Proportion multiplied by the Closing Cash Consideration, divided by (b) the Fully-Diluted Series A Stock, as set forth on the Closing Capitalization Schedule.

“Series A Per Share Stock Amount” means an amount equal to (a) the Series A Proportion multiplied by the Stock Consideration, divided by (b) the Fully-Diluted Series A Stock, as set forth on the Closing Capitalization Schedule.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share.

“Series A Proportion” means an amount determined by dividing the Aggregate Series A Consideration by the Adjusted Consideration Value.

“Series A Residual” means the amount by which the Series A Liquidation Preference exceeds $25,000,000 as determined at a particular valuation, in the event that the Series A Preferred Stock has not converted or deemed to be have been converted into Common Stock; provided, however, in the event that shares of Series A Stock shall be deemed to have automatically converted into Common Stock, the Series A Residual shall be zero.

“Series A Residual Per Share” means (a) the Series A Residual, divided by (b) the total number of shares of Fully-Diluted Common Stock plus Fully-Diluted Series B Stock plus Fully-Diluted Series C Stock; provided, however, in the event that shares of Series A Stock shall be deemed to have automatically converted into Common Stock, the Series A Residual Per Share shall be zero.

“Series B Liquidation Preference” means an amount equal to the number of shares of Fully-Diluted Series B Stock multiplied by $2.76.

“Series B Per Share Cash Amount” means an amount equal to (a) the Series B Proportion multiplied by the Closing Cash Consideration, divided by (b) the Fully-Diluted Series B Stock.

“Series B Per Share Stock Amount” means an amount equal to (a) the Series B Proportion multiplied by the Stock Consideration, divided by (b) the Fully-Diluted Series B Stock.

“Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.0001 per share.

“Series B Proportion” means an amount determined by dividing the Aggregate Series B Consideration by the Adjusted Consideration Value.

“Series C Liquidation Preference” means an amount equal to the number of shares of Fully-Diluted Series C Stock multiplied by $2.76.

“Series C Per Share Cash Amount” means an amount equal to (a) the Series C Proportion multiplied by the Closing Cash Consideration, divided by (b) the Fully-Diluted Series C Stock, as set forth on the Closing Capitalization Schedule.

“Series C Per Share Stock Amount” means an amount equal to (a) the Series C Proportion multiplied by the Stock Consideration, divided by (b) the Fully-Diluted Series C Stock, as set forth on the Closing Capitalization Schedule.

“Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.0001 per share.

“Series C Proportion” means an amount determined by dividing the Aggregate Series C Consideration by the Adjusted Consideration Value.

“Shortfall Amount” has the meaning set forth in Section 10.2(a)(viii).

“Significant Employee Owner” has the meaning set forth in the Preliminary Statements.

“Software” means source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.

“Special Damages” means (i) any loss of profits based on an anticipated, expected, projected or actual increase in profits after the Effective Time as compared to the Company’s historical profits prior to the Effective Time, (ii) prospective or anticipated damages that depend on future developments that are not probable or reasonably foreseeable or that are speculative and remote or that depend upon a special circumstance or circumstances that would not normally be applicable, and (iv) damages or losses measured by a change in Parent’s stock price.

“Stock Consideration” means seven million four hundred thousand (7,400,000) shares of Parent Common Stock.

“Stock Plan” has the meaning set forth in Section 3.2(a)(iv).

“Stock Consideration Value” means the product of the Stock Consideration and the Parent Market Price.

“Stockholders” means the holders of Common Stock and the holders of Preferred Stock of the Company.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Tax” or “Taxes” has the meaning set forth in Section 3.8(a).

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Incentive” has the meaning set forth in Section 3.8(b)(xiv).

“Tax Proceeding” has the meaning set forth in Section 6.4(c).

“Technology” has the meaning set forth in Section 3.11(a)(v).

“Termination Date” has the meaning set forth in Section 9.1(h).

“Third Party Action” has the meaning set forth in Section 10.6.

“Total Merger Consideration Value” means an amount equal to the Cash Consideration plus the Stock Consideration Value.

“Total Merger Consideration” means the Cash Consideration, plus the Stock Consideration.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Trademark” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Transaction Documents” means, collectively, this Agreement, the Exhibits and Schedules which are attached hereto, and any certificate or other instrument required to be delivered pursuant to this Agreement or in connection with the transactions contemplated in this Agreement.

“Transaction Expense Statement” has the meaning set forth in Section 2.15(a).

“Transfer Taxes” has the meaning set forth in Section 6.4(d).

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other U.S. laws and regulations regulating exports, imports or re exports to or from the United States, including the export or re export of goods, services or technical data from the United States.

“Underwriter Lock-Up Agreement” has the meaning set forth in the Preliminary Statements.

“Unpaid Pre-Closing Taxes” shall mean any Taxes of the Company relating or attributable to any Tax period or portion thereof through the Closing Date, determined assuming the Company uses the accrual method of Tax accounting, that are not paid as of the Closing Date, including such Taxes that are not yet due and payable, and including any employment or payroll taxes with respect to any bonuses, severance, option cashouts or other compensatory payments in connection with the transactions contemplated in this Agreement, whether payable by Parent or the Company, that have accrued as of (and including) the Closing Date. For this purpose, Taxes with respect to any Straddle Period shall be allocated in accordance with Section 6.4(b).

“Unresolved Claims” has the meaning set forth in Section 10.7(b).

“Vested In-the-Money Company Options” means In-the-Money Company Options vested and exercisable as of the Effective Time or which may become vested or exercisable as a result of the termination of services of the holder of such In-the-Money Company Option at or following the Effective Time.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

“Warrant Holder” has the meaning set forth in Section 2.7.